                                                                   EXHIBIT 10.2
                                                               [CONFORMED COPY]



                                  $250,000,000



                                CREDIT AGREEMENT



                                  dated as of



                                 July 10, 1997



                                     among



                          Orion Pictures Corporation,



                           The Lenders Listed Herein,



                          The L/C Issuers Named Herein



                                      and



                   Morgan Guaranty Trust Company of New York,
                                    as Agent

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
ARTICLE 1
---------
     Definitions
     -----------
Section 1.01.  Definitions................................................    1
Section 1.02.  Accounting Terms and Determinations........................   21
Section 1.03.  Classes and Types of Loans and Borrowings..................   22

ARTICLE 2
---------
     The Credits
     -----------
Section 2.01.  Commitments to Lend........................................   22
Section 2.02.  Method of Borrowing........................................   23
Section 2.03.  Notes......................................................   24
Section 2.04.  Maturity of Loans; Mandatory Prepayments; Certain
     Commitment Reductions................................................   25
Section 2.05.  Interest Rates.............................................   28
Section 2.06.  Fees.......................................................   30
Section 2.07.  Optional Termination or Reduction of Commitments...........   31
Section 2.08.  Method of Electing Interest Rates..........................   31
Section 2.09.  Mandatory Termination of Commitments.......................   32
Section 2.10.  Optional Prepayments.......................................   33
Section 2.11.  General Provisions as to Payments..........................   33
Section 2.12.  Funding Losses.............................................   34
Section 2.13.  Computation of Interest and Fees...........................   34
Section 2.14.  Letters of Credit..........................................   34

ARTICLE 3
---------
     Conditions
     ----------
Section 3.01.  Closing....................................................   38
Section 3.02.  Borrowings and Issuances of Letters of Credit..............   41

ARTICLE 4
---------
     Representations and Warranties
     ------------------------------
Section 4.01.  Corporate Existence and Power..............................   42
Section 4.02.  Corporate and Governmental Authorization; No
      Contravention.......................................................   43
Section 4.03.  Binding Effect.............................................   43
Section 4.04.  Financial Information; Information Memorandum..............   43
Section 4.05.  Litigation.................................................   44
Section 4.06.  Compliance with ERISA......................................   45
Section 4.07.  Taxes......................................................   45
Section 4.08.  Subsidiaries...............................................   45

                                                                            Page
                                                                            ----
Section 4.09.  Regulatory Restrictions on Borrowing.......................   46
Section 4.10.  Full Disclosure............................................   46
Section 4.11.  Representations in Transaction Documents True and
     Correct                                                                 46
Section 4.12.  Intellectual Property......................................   46
Section 4.13.  Collateral Documents.......................................   47
Section 4.14.  Solvency...................................................   47

ARTICLE 5
---------
     Covenants
     ---------
Section 5.01.  Information................................................   47
Section 5.02.  Performance of Obligations.................................   51
Section 5.03.  Maintenance of Property; Insurance.........................   51
Section 5.04.  Conduct of Business and Maintenance of Existence...........   51
Section 5.05.  Compliance with Laws.......................................   52
Section 5.06.  Inspection of Property, Books and Records..................   52
Section 5.07.  Mergers and Sales of Assets; Licensing Agreements..........   52
Section 5.08.  Use of Proceeds............................................   54
Section 5.09.  Negative Pledge............................................   54
Section 5.10.  Limitation on Debt.........................................   57
Section 5.11.  Debt to Net Cash Flow......................................   58
Section 5.12.  Minimum Library Cash Flow..................................   58
Section 5.13.  Maximum Capital Expenditures...............................   59
Section 5.14.  Minimum Consolidated Adjusted Net Worth....................   59
Section 5.15.  Restrictions on Film Production Expenditures...............   60
Section 5.16.  Maximum Cash Overhead and Administrative Expenses..........   60
Section 5.17.  Restricted Payments........................................   60
Section 5.18.  Investments................................................   60
Section 5.19.  Limitation on Non-Recurring Acquisition Expenditures.......   61
Section 5.20.  Transactions with Affiliates...............................   61
Section 5.21.  No Modification of Agreements Without Consent..............   62
Section 5.22.  Limitation on Restrictions Affecting Subsidiaries..........   63
Section 5.23.  Hedging Facilities.........................................   63
Section 5.24.  Further Assurances.........................................   63
Section 5.25.  Limitation on Joint Venture Arrangements...................   66

ARTICLE 6
---------
     Defaults
     --------
Section 6.01.  Events of Default..........................................   66
Section 6.02.  Notice of Default..........................................   70
Section 6.03.  Cash Cover.................................................   70

                                                                            Page
                                                                            ----
ARTICLE 7
---------
     The Agent
     ---------
Section 7.01.  Appointment and Authorization..............................   70
Section 7.02.  Agent and Affiliates.......................................   71
Section 7.03.  Action by Agent............................................   71
Section 7.04.  Consultation with Experts..................................   71
Section 7.05.  Liability of Agent.........................................   71
Section 7.06.  Indemnification............................................   72
Section 7.07.  Credit Decision............................................   72
Section 7.08.  Successor Agent............................................   72
Section 7.09.  Agent's Fee................................................   73
Section 7.10.  Arranger...................................................   73

ARTICLE 8
---------
     Change in Circumstances
     -----------------------
Section 8.01.  Basis for Determining Interest Rate Inadequate or Unfair...   73
Section 8.02.  Illegality.................................................   73
Section 8.03.  Increased Cost and Reduced Return..........................   74
Section 8.04.  Taxes......................................................   75
Section 8.05.  Base Rate Loans Substituted for Affected Euro-Dollar
     Loans................................................................   77
Section 8.06.  Substitution of Lender.....................................   78

ARTICLE 9
---------
     Miscellaneous
     -------------
Section 9.01.  Notices....................................................   79
Section 9.02.  No Waivers.................................................   79
Section 9.03.  Expenses; Indemnification..................................   79
Section 9.04.  Sharing of Set-offs........................................   80
Section 9.05.  Amendments and Waivers; Release of Guarantors or
      Collateral..........................................................   80
Section 9.06.  Successors and Assigns.....................................   82
Section 9.07.  Collateral.................................................   84
Section 9.08.  Governing Law; Submission to Jurisdiction..................   84
Section 9.09.  Counterparts; Integration; Effectiveness...................   85
Section 9.10.  Waiver of Jury Trial.......................................   85
Section 9.11.  Confidentiality............................................   85

Pricing Schedule
Commitment Schedule
Schedule 1.01(A) - Library Films
Schedule 1.01(B) - Existing 1997 Films
Schedule 3.01(h)(x) - Investor Agreements
Schedule 3.01(i) - Terminating Debt

Schedule 4.08 - Subsidiaries
Schedule 5.09 - Existing Liens
Schedule 5.10 - Outstanding Debt
Schedule 5.18 - Existing Investments
Schedule 5.20 - Transactional Agreements with Affiliates

Exhibit A   - Note
Exhibit B   - Borrower Pledge Agreement
Exhibit D   - Guarantor Pledge Agreement
Exhibit E   - Borrower and Guarantor Security Agreement
Exhibit F   - Subsidiary Guaranty Agreement
Exhibit G   - Opinion of Gibson, Dunn & Crutcher, counsel for  the Obligors
Exhibit H-1 - Opinion of Davis Polk & Wardwell, special counsel for the Agent
Exhibit H-2 - Opinion of Amster, Rothstein & Ebenstein, special counsel for the
              Agent
Exhibit I   - Assignment and Assumption Agreement
Exhibit L   - Section 8.04(d) Certificate

                                CREDIT AGREEMENT


     AGREEMENT dated as of July 10, 1997 among ORION PICTURES CORPORATION, the LENDERS listed on the signature pages hereof, the L/C ISSUERS named herein and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.

     The parties hereto agree as follows:



                                   ARTICLE 1

                                  Definitions

     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

     "Acquisition" means the purchase by Holdings of all of the issued and outstanding capital stock of the Borrower and all other transactions contemplated by the Transaction Documents to be consummated on or before the Closing Date.

     "Adjusted London Interbank Offered Rate" has the meaning set forth in
Section 2.05(b).

     "Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Lender.

     "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary of the Borrower) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Lenders under the Loan Documents, and its successors in such capacity.

     "Applicable Lending Office" means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

     "Arranger" means J.P. Morgan Securities Inc. in its capacity as arranger for the Lenders under the Loan Documents.

     "Asset Sale" means any sale, lease, license or other disposition (including any such transaction effected by way of merger or consolidation) (any of the foregoing, for purposes of this definition, a "disposition") by the Borrower or any of its Subsidiaries of any asset, including without limitation any sale-leaseback transaction, whether or not involving a capital lease, but excluding
(i) dispositions of cash, cash equivalents and other cash management investments and obsolete, unused or unnecessary equipment and undeveloped real estate, in each case in the ordinary course of business, (ii) dispositions of any right, title or interest in any Existing 1997 Film or Film Related Asset in the ordinary course of business in connection with any Investment permitted under
Section 5.18, (iii) dispositions pursuant to a Sale-Leaseback Transaction, (iv) dispositions of any right, title or interest in any Existing 1997 Film in the ordinary course of business in connection with any financing permitted under 5.10(h), (v) dispositions of any right, title or interest in any Existing 1997 Film in the ordinary course of business pursuant to transactions constituting split-rights deals, coproduction deals or cofinancing deals (as such terms are generally understood in the movie industry on the date hereof), (vi) dispositions pursuant to a Licensing Agreement permitted under Section 5.07(d) or (e), (vii) dispositions of inventory, including Film Related Assets, but excluding any Film (including without limitation any Library Film), in the ordinary course of business and (viii) dispositions to the Borrower or any Guarantor; provided that a disposition of assets not excluded by clauses (i) through (viii) above during any Fiscal Year shall not constitute an Asset Sale unless and until (and solely to the extent that) the aggregate Net Cash Proceeds from such disposition, when combined with all other such dispositions previously made during such Fiscal Year, exceeds $2,500,000. The description of any transaction as not constituting an "Asset Sale" does not affect any limitation on such transaction imposed by Article 5 of this Agreement (other than Section 5.07(b)).

     "Assignee" has the meaning set forth in Section 9.06(c).

     "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

     "Base Rate Loan" means a Loan which bears interest by reference to the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8.

     "Base Rate Margin" means a rate per annum determined in accordance with the Pricing Schedule.

     "Borrower" means Orion Pictures Corporation, a Delaware corporation, and its successors.

     "Borrower Pledge Agreement" means the pledge agreement substantially in the form of Exhibit B hereto between the Borrower and the Agent entered into as of the Closing Date, as amended from time to time.

     "Borrowing" has the meaning set forth in Section 1.03.

     "Class" has the meaning set forth in Section 1.03.

     "Closing Date" means the first date on or after the Effective Date on which all of the conditions specified in Section 3.01 shall have been satisfied.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Competitor" means any Person whose primary line of business is the entertainment industry (any such Person, an "Entertainment Person"), or any Person controlled by, or under common control with, any Entertainment Person.

     "Collateral" means collateral subject to the Collateral Documents.

     "Collateral Documents" means the Pledge Agreements, the Security Agreement, any additional pledge agreements, security agreements or mortgages required to be delivered pursuant to the Loan Documents and any instruments of assignment, laboratory access letters or other instruments or agreements executed pursuant to the foregoing.

     "Commitment" means a Term Commitment or a Revolving Commitment and "Commitments" means any combination of the foregoing.

     "Commitment Schedule" means the Schedule attached hereto identified as such.

     "Consolidated Adjusted Net Worth" means at any date (i) the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries as reflected on the balance sheet of the Borrower at such date (or as the same would be reflected on such balance sheet if such balance sheet were prepared at such date) minus (ii) all amounts that are included as assets on such balance sheet at such date (or as the same would be included on such balance sheet if such balance sheet were prepared at such date) in respect of any Film produced or acquired by the Borrower or any of its Consolidated Subsidiaries which Film has not been released within 18 months following the date of completion of principal photography thereof or, if later, the date of acquisition thereof.

     "Consolidated Capital Expenditures" means for any period the gross additions to property, plant and equipment and other capital expenditures of the Borrower and its Consolidated Subsidiaries for such period.

     "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis.

     "Consolidated Net Cash Flow" means for any period "Net Orion cash flows" for such period determined in a manner consistent with the determination thereof in the "Summary of Orion Cash Flows" contained in the Information Memorandum (the "Summary of Orion Cash Flows"), which consists of (i) the sum of "Library Cash Flows" plus "Acquired Film Slate Cash Flows" for such period minus (ii) the sum of the amounts set forth opposite "Incremental Overhead" plus "Termination Costs" plus "Transaction Fees and Expenses" for such period, in each case determined in a manner consistent with the determination thereof in the Summary of Orion Cash Flows.

     "Consolidated Net Income" means for any period the net income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period.

     "Consolidated Net Operating Cash Flow" means for any period the amount set forth opposite the caption "Net cash provided by operating activities" in the consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for such period.

     "Consolidated Subsidiary" means, with respect to any Person at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date; unless otherwise specified, "Consolidated Subsidiary" means a Consolidated Subsidiary of the Borrower.

     "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles (including without limitation any such obligations under Sale-Leaseback Transactions to the extent that such obligations are capitalized in accordance with generally accepted accounting principles), (v) all non-contingent obligations (and, for purposes of Section 5.09, all contingent obligations) of such Person to reimburse any Lender or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person; provided however, that (x) the "Debt" of any Person does not include any (A) commitments of such Person in connection with the development, production, acquisition, distribution, exhibition or exploitation of Films, (B) guaranteed payment obligations of such Person of a nature customary in the film industry of such Person under license agreements with respect to the development, production, acquisition, distribution, exhibition or exploitation of Films, (C) obligations of such Person in respect of Profit Participations, Residuals and Deferred Payments payable to other Persons in connection with the development, production, acquisition, distribution, exhibition, exploitation or financing of Films, (D) obligations of such Person in the nature of progress or installment payment obligations with respect to a Film owed to the owner of such Film or cast, crew, writers, distributors, directors, producers, owners of rights, bond companies or similar Persons for such Film, in respect of the deferred purchase price of such Film or rights to such Film, or services in, or in connection with, such Film (to the extent entered into in the ordinary course of business of such Person and not otherwise constituting "Debt" of a type referred to in clauses (i) or (ii) above), (E) obligations of such Person under performance or completion bonds which have been posted in the ordinary course of business in connection with the development or production of Films or (F) any Guaranty of any obligation referred to in clause (A), (B), (C), (D) or (E) and (y) for purposes of Section
5.10 and the determination of Total Borrowed Funds, the amount of "Debt" of the Borrower or any of its Subsidiaries which constitutes "Debt" solely pursuant to clause (vii) of this definition because the Borrower or such Subsidiary is a partner in a partnership, shall be equal to the principal or face amount of such Debt multiplied by the Borrower's or such Subsidiary's percentage interest in such partnership, so long as such partnership is solvent and paying and capable of paying its obligations as they become due.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Deferred Payments" means deferred payments for services payable to cast, crew, writers, distributors, directors, producers, owners of rights, bond companies or similar Persons or payments to producers or investors, in connection with the development, production, acquisition, distribution or exploitation of Films or Film Related Assets, the amount or payment of which is contingent upon the performance of such Films or Film Related Assets or deferred to a fixed time, tied to the performance of such Film or Film Related Assets or to the achievements of such Person with respect to such Film or Film Related Asset.

     "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

     "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are authorized by law to close.

     "Domestic Lending Office" means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

     "Effective Date" means the date this Agreement becomes effective in accordance with Section 9.09.

     "Equity Issuance Reduction Event" means the issuance by the Borrower or any of its Subsidiaries of any equity securities not constituting Debt (other than any contribution by the Borrower or any Subsidiary to the capital of a Subsidiary and any equity securities issued to the Borrower or any of its Subsidiaries), but only if, and to the extent that, the aggregate Net Cash Proceeds from such issuance, when combined with the Net Cash Proceeds from all other issuances (excluding any issuances referred to in the immediately preceding parenthetical phrase above) consummated on or after the Closing Date exceeds $25,000,000.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "Euro-Dollar Lending Office" means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

     "Euro-Dollar Loan" means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

     "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

     "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.05(b) on the basis of an Adjusted London Interbank Offered Rate.

     "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.05(b).

     "Event of Default" has the meaning set forth in Section 6.01.

     "Excess Cash Flow" means, for any Fiscal Year, (a) the sum of (x) Consolidated Net Operating Cash Flow for such Fiscal Year plus (or minus) (y) the amount set forth opposite the caption "Net cash provided (used) by investing activities", as set forth in the consolidated statements of cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year minus (b) the aggregate amount of scheduled principal repayments of the Term Loans made pursuant to Sections 2.04(b) and (c) during such Fiscal Year minus (c) the aggregate amount of optional repayments of the Term Loans made pursuant to
Section 2.10 minus (d) the aggregate amount of principal repayments of the Loans made pursuant to Section 2.04(d) with respect to Asset Sales or the receipt of Major Casualty Proceeds to the extent that the proceeds of any such Asset Sale or Major Casualty Proceeds were added in determining the amounts referred to in clauses (a)(x) or (a)(y) above for such Fiscal Year, minus (e) the aggregate amount of scheduled principal payments of other Debt made during such Fiscal Year (including the portion of any payments of Debt described in clause (iv) of the definition thereof that is allocable to principal), but only if and to the extent that, for such Fiscal Year, the Excess Cash Flow exceeds $7,500,000.

     "Excess Licensing Proceeds" means, in respect of any Material New Film Licensing Agreement, the amount by which payments (other than (i) any payment calculated by reference to the production budget or negative cost of a Film (a "Production Payment"), (ii) any payment calculated by reference to performance of a Film (a "Performance Payment") and (iii) any payment which constitutes an advance with respect to a Production Payment or Performance Payment to be earned within 12 months after the date such advance is paid) (all such nonexcluded payments, "Noncontingent Payments") received by the Borrower and its Subsidiaries in respect of Films in any transaction year under such Material New Film Licensing Agreement exceeds the sum of (x) the amount of the Noncontingent Payments that would be received by the Borrower and its Subsidiaries in such transaction year if such Noncontingent Payments were made reasonably pro-rata over the period of availability of the Films which are subject to such Material New Film Licensing Agreement plus (y) the greater of (1) 10% of the aggregate amount of all Noncontingent Payments to be made under such Material New Film Licensing Agreement during the term thereof and (2) $2,000,000. As used herein, "Material New Film Licensing Agreement" means any Licensing Agreement or series of related Licensing Agreements with respect to Existing 1997 Films or Film Related Assets (other than any MGM Film Related Asset Disposition) (considered as a single agreement for purposes hereof) if the aggregate amount of all payments payable with respect to such Licensing Agreement or series of related Licensing Agreements during the term thereof (in the case of any Performance Payments, as estimated by the Borrower in accordance with its customary practices) exceeds $10,000,000.

     "Existing Credit Agreement" means the Credit Agreement dated as of November 1, 1995, as amended and restated as of June 27, 1996, among the Borrower, the several lenders from time to time party thereto, and Chemical Bank, as agent, as in effect immediately prior to the Closing Date.

     "Existing 1997 Films" means the Films listed on Schedule 1.01(B) hereto, in each case until the date (if any) on which such Film has completed its initial theatrical release in the United States.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

     "Film Production Expenditures" means, for any period and for any Film, the aggregate amount expended or invested (including without limitation capitalized expenditures, and all negative costs, but excluding in any event all print and advertising expenses) by the Borrower and its Consolidated Subsidiaries for, in or with respect to such Film during such period.

     "Film Related Asset" means any right in and to any motion picture, television product, literary work, dramatic work or musical work prior to the time any such asset becomes a "Film".

     "Films" means motion pictures including, without limitation, feature films, shorts, television programs, animated programs or other similar product, and the components thereof (whether or not now known or recognized) to which the Borrower or any of its Subsidiaries owns any right, title or interest including, without limitation, (i) the Library Films, (ii) Existing 1997 Films, (iii) underlying rights in and to the literary, musical and dramatic and other material associated with or related to or necessary to the exploitation of the works or projects referred to in clauses (i) or (ii) including, without limitation, copyrights pertaining thereto, (iv) to the extent related to the works or projects referred to in clauses (i) or (ii), sequel, prequel and remake rights, all rights to novelization, merchandising, character, serialization, games and interactive video, (v) all other ancillary and subsidiary rights throughout the universe related to such works and projects, (vi) all negative and positive film, soundtracks, optical, audio, video and advertising materials and supplies associated with any of such works or projects, and (vii) all contractual and other rights associated with or related to such works or projects and the related ancillary and subsidiary rights whether in any media now known or hereafter developed.

     "Fiscal Quarter" means a fiscal quarter of the Borrower.

     "Fiscal Year" means a fiscal year of the Borrower ending December 31.

     "Foreign Subsidiary" means any Subsidiary of the Borrower which is not incorporated or organized in the United States or in any State thereof.

     "Group of Loans" means at any time a group of Loans of the same Class of Loans consisting of (i) all such Loans which are Base Rate Loans at such time or
(ii) all such Loans that are Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt or other obligation of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor" means each Person who has executed the Subsidiary Guaranty.

     "Guarantor Pledge Agreement"means a pledge agreement substantially in the form of Exhibit D hereto between a Guarantor and the Agent entered into as of the Closing Date or from time to time after the Closing Date pursuant to Section 5.24, in each case as amended from time to time.

     "Holdings" means P & F Acquisition Corp., a Delaware corporation, and its successors.

     "Indemnitee" has the meaning set forth in Section 9.03(b).

     "Information Memorandum" means the confidential descriptive memorandum dated June 1997 furnished to the Lenders in connection with the transactions contemplated by the Loan Documents.

     "Insolvency" means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     "Insolvent" means pertaining to a condition of Insolvency.

     "Interest Period" means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate

Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

     (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

     (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) below, end on the last Euro-Dollar Business Day of the calendar month at the end of such Interest Period;

     (c) if any Interest Period with respect to any Euro-Dollar Term Loan includes a date on which a scheduled payment of principal of such Term Loans is required to be made under Sections 2.04(b) or 2.04(c) but does not end on such date, then (i) the principal amount of each Euro-Dollar Term Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Euro-Dollar Term Loan shall have an Interest Period determined as set forth above; and

     (d) any Interest Period with respect to any Loan which would otherwise end after the Maturity Date (as in effect on the first day of such Interest Period) with respect to such Loan shall end on such Maturity Date.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Investment" means, with respect to any Person, any investment by such Person in any other Person (including an Affiliate) in the form of direct or indirect loans, Guarantees of Debt or other payment obligations, advances or capital contributions, purchases or other acquisitions for consideration of Debt, equity interests or other securities or warrants, options or other rights to acquire equity interests or other securities and all other items that are classified as investments on the balance sheet of such Person in accordance with generally accepted accounting principles as in effect from time to time or that would be so classified on such balance sheet if such balance sheet were prepared at the relevant time.

     "L/C Issuer" means Morgan Guaranty Trust Company of New York and any other Revolving Lender that may agree with the Borrower to issue letters of credit hereunder (and shall have notified the Agent thereof), in each case as issuer of a letter of credit hereunder.

     "Lender" means a Term Lender or a Revolving Lender and shall include, as the context may require, any L/C Issuer in such capacity.

     "Letter of Credit" means a letter of credit to be issued hereunder by an L/C Issuer.

     "Letter of Credit Commitment" means, at any time, the lesser of (x) $10,000,000 and (y) the aggregate Revolving Credit Commitments at such time.

     "Letter of Credit Fee Rate" has the meaning set forth in the Pricing Schedule.

     "Letter of Credit Liabilities" means, for any Revolving Lender and at any time, such Revolving Lender's Revolving Percentage of the sum of (x) the aggregate unreimbursed amount then owing by the Borrower in respect of amounts drawn under all Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

     "Leverage Ratio" means, on any date, the ratio of (i) Consolidated Debt on such date to (ii) Consolidated Net Cash Flow for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date (or (A) solely from and including the last day of the first Fiscal Quarter of 1998 to but excluding the last day of the second Fiscal Quarter of 1998, Consolidated Net Cash Flow for the first Fiscal Quarter of 1998 multiplied by 4, (B) solely from and including the last day of the second Fiscal Quarter of 1998 to but excluding the last day of the third Fiscal Quarter of 1998, Consolidated Net Cash Flow for the first and second Fiscal Quarters of 1998 multiplied by 2, (C) solely from and including the last day of the third Fiscal Quarter of 1998 to but excluding the last day of the fourth Fiscal Quarter of 1998, Consolidated Net Cash Flow for the first, second and third Fiscal Quarters of 1998 multiplied by 1.33).

     "Library Cash Flows" means for any period the aggregate amount of cash received by the Borrower and its Consolidated Subsidiaries during such period with respect to Library Films other than Films that are Existing 1997 Films on the date hereof.

     "Library Films" means the films listed on Schedule 1.01(A) and all other Films other than (and only for so long as such Films are) Existing 1997 Films.

     "Licensing Agreements" means any licensing agreements now outstanding or hereafter executed (other than the MGM Licensing Agreement) pursuant to which the Borrower or any of its Subsidiaries grants or licenses to third parties any right, title or interest with respect to any Film Related Asset, any Film or any group of Films, as the same may be amended, supplemented or otherwise modified from time to time.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan" means a Base Rate Loan or a Euro-Dollar Loan and "Loans" means Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

     "Loan Documents" means this Agreement, the Notes, the Subsidiary Guaranty and the Collateral Documents.

     "London Interbank Offered Rate" has the meaning set forth in Section
2.05(b).

     "Major Casualty Proceeds" means (i) the aggregate insurance proceeds received in connection with one or more related events by the Borrower or any of its Subsidiaries under any insurance policy maintained by the Borrower or any of its Subsidiaries covering casualty losses with respect to tangible real or personal property or improvements or (ii) any award or other compensation with respect to any condemnation of property (or any transfer or disposition of property in lieu of condemnation) received by the Borrower or any of its Subsidiaries, in either case only if the amount of such aggregate proceeds or award or other compensation exceeds $2,000,000.

     "Material Adverse Effect" means (i) any material adverse effect upon the assets or liabilities, or the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole; (ii) prior to the Closing Date, a material adverse effect on the ability of the Borrower or any other Person to consummate the transactions contemplated hereby to occur on the Closing Date; (iii) a material adverse effect on the ability of the Obligors to perform their obligations under this Agreement and the Notes and the other Loan Documents, taken as a whole, or (iv) an adverse effect on the rights and remedies of the Agent and the Lenders under this Agreement and the Notes and the other Loan Documents.

     "Material Plan" means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

     "Material Subsidiary" means (i) each of Goldwyn Entertainment Company, Heritage Entertainment, Inc., Motion Picture Corporation of America, Orion Home Entertainment Corporation, Orion Pictures Distribution Corporation, Orion Productions Inc., Orion TV Productions Inc., American International Pictures, Inc. or MCEG Sterling Productions and (ii) from and after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the third Fiscal Quarter of 1997, each other Subsidiary that has (x) aggregate assets with a fair market value of not less than $1,000,000 or (y) annual revenues of not less than $1,000,000, in each case calculated on the basis of the latest financial statements delivered by the Borrower to the Lenders pursuant to Section 5.01(a) or 5.01(b), as the case may be.

     "Maturity Date" means July 10, 2002 or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day, unless such next succeeding Euro-Dollar Business Day is in the next calendar month, in which case, the next preceding Euro-Dollar Business Day.

     "MGM" means Metro-Goldwyn-Mayer Inc., a Delaware corporation and its successors.

 "   MGM Companies" means MGM and its Subsidiaries (other than Borrower and its
Subsidiaries).

  " MGM Film Related Asset Disposition" means any distribution, dividend, or other disposition of any Film Related Asset after the Closing Date to any MGM Company.

     "MGM Licensing Agreement" means one or more licensing agreements to be executed by and among the Borrower, certain of its Subsidiaries and MGM, pursuant to which the Borrower and such Subsidiaries will grant or license to one or more MGM Companies the right to distribute the Films and pursuant to which MGM Companies may be paid a distribution fee, reimbursement of its distribution expenses and such other amounts as are customary in the movie industry, and all on terms that, in the aggregate, are determined by the Borrower to be materially as favorable to the Borrower and its Subsidiaries as would have been obtained from a Person that was not an Affiliate.

     "Multiemployer Plan" means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     "Net Cash Proceeds" means, with respect to any Reduction Event, an amount equal to the cash proceeds received by the Borrower or any of its Subsidiaries from or in respect of such Reduction Event (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Sale), less (x) any expenses reasonably incurred by such Person in respect of such Reduction Event (including, without limitation, if such Reduction Event constitutes the issuance and sale of securities, underwriters' discounts or commissions and expenses) and (y) if such Reduction Event is an Asset Sale, (i) the amount of any Debt secured by a Lien on any asset disposed of in such Asset Sale and discharged from the proceeds thereof and (ii) any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting officer of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Asset Sale.

     "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

     "Notice of Borrowing" has the meaning set forth in Section 2.02(a).

     "Notice of Interest Rate Election" has the meaning set forth in Section 2.08(a).

     "Notice of Issuance" has the meaning set forth in Section 2.14(b).

     "Obligor" means the Borrower and each Guarantor.

     "Parent" means, with respect to any Lender, any Person controlling such Lender.

     "Participant" has the meaning set forth in Section 9.06(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Pledge Agreement" means the Borrower Pledge Agreement or any Guarantor Pledge Agreement.

     "Pricing Schedule" means the Schedule attached hereto identified as such.

     "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

     "Proceeds Certificate" a certificate of the chief financial officer or the chief accounting officer of the Borrower, certifying as to (i) the aggregate amount of Major Casualty Proceeds received by the Borrower or any of its Subsidiaries and (ii) the fact that the Borrower shall invest such Major Casualty Proceeds to repair or replace affected assets with 180 days after receipt thereof.

     "Profit Participation" means the amount, as customarily determined by the Borrower, of all obligations (other than Residuals and Deferred Payments) payable by the Borrower and/or its Subsidiaries as compensation for talent or to producers and for similar services in connection with the development, acquisition, production, financing, distribution, exhibition or exploitation of Films or rights with respect thereto, the payment of which is contingent upon or triggered by and payable only to the extent of the receipt by the Borrower or any Subsidiary, as the case may be, of revenues from the exploitation of such Film or such rights.

     "Quarterly Dates" means each March 31, June 30, September 30 and December
31.

     "Reduction Amount" means, (i) in respect of any Asset Sale, 100% of the Net Cash Proceeds thereof, (ii) in respect of any incurrence by the Borrower or any of its Subsidiaries of any Debt that constitutes a Reduction Event or the receipt of Major Casualty Proceeds that constitutes a Reduction Event, 100% of the Net Cash Proceeds thereof, (iii) in respect of Excess Cash Flow for any Fiscal Year, 100% of the amount thereof, (iv) in respect of any Equity Issuance Reduction Event, 100% of the Net Cash Proceeds thereof, (v) in respect of any certification as to anticipated reinvestment of Major Casualty Proceeds set forth in any Proceeds Certificate being no longer true, 100% of the Net Cash Proceeds from the relevant receipt of Major Casualty Proceeds not invested prior to such date to repair or replace affected assets and (vi) in respect of receipt of Excess Licensing Proceeds, 100% of the amount thereof.

     "Reduction Event" means (i) any Asset Sale, (ii) the incurrence of any Debt by the Borrower or any of its Subsidiaries (other than Debt permitted under Section 5.10), (iii) any Equity Issuance Reduction Event, (iv) receipt of Major Casualty Proceeds, unless, within 5 Domestic Business Days after receipt thereof, the Borrower shall have delivered to the Agent a Proceeds Certificate,
(v) the first day on which any certification made pursuant to any Proceeds Certificate shall cease to be true and (vi) receipt of Excess Licensing Proceeds. The description of any transaction as falling within the above definition does not affect any limitation on such transaction imposed by Article 5 of this Agreement or any rights of any Lender upon the occurrence of an Event of Default under Article 6 of this Agreement.

     "Reference Lenders" means the principal London offices of Bank of America National Trust and Savings Association, Societe Generale and Morgan Guaranty Trust Company of New York, and "Reference Lender" means any one of such Reference Lenders.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Required Lenders" means at any time Lenders having in the aggregate at least 51% of the sum of (i) the Revolving Commitments at such time or, if the Revolving Commitments shall have been terminated, the sum of (x) the aggregate outstanding principal amount of the Revolving Loans at such time plus (y) the Letter of Credit Liabilities at such time plus (ii) the aggregate outstanding principal amount of the Term Loans at such time or, if no Term Loans are then outstanding, the Term Commitments at such time.

     "Residuals" means the amount, as reasonably determined by the Borrower, of all obligations (other than Profit Participations and Deferred Payments) payable by the Borrower or a Subsidiary pursuant to guild agreements or other collective bargaining agreements in connection with the development, acquisition, production, financing, distribution, exhibition or exploitation of Films or rights with respect thereto.

     "Responsible Officer" means any senior vice president of the Borrower, and any more senior corporate officer of the Borrower, in any case appointed to such office by the Board of Directors of the Borrower or any committee thereof.

     "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment by the Borrower or any of its Subsidiaries on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock (but not including payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion.

     "Revolving Commitment" means, (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite the name of such Lender on the Commitment Schedule under the heading "Revolving Commitments" and (ii) with respect to each Assignee that becomes a Lender pursuant to Section 9.06(c), the amount of the Revolving Commitment thereby assumed by it, in each case as such amount may be increased or reduced from time to time pursuant to Section 9.06(c) or reduced from time to time pursuant to Sections 2.04(d) and 2.07(b).

     "Revolving Credit Period" means the period from and including the Closing Date to and including the Revolving Credit Termination Date.

     "Revolving Credit Termination Date" means July 8, 1998 or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

     "Revolving Exposure" means, with respect to each Revolving Lender, at any time, an amount equal to the sum of (i) the aggregate principal amount of the Revolving Loans of such Revolving Lender outstanding at such time, and (ii) such Revolving Lender's Letter of Credit Liabilities at such time.

     "Revolving Lender" means each Lender identified as a Revolving Lender on the Commitment Schedule, each Assignee which becomes a Revolving Lender pursuant to Section 9.06(c) , and their respective successors.

     "Revolving Loan" means a loan made by a Revolving Lender pursuant to
Section 2.01(b).

     "Revolving Percentage" means, with respect to each Revolving Lender, at any time, the percentage that such Revolving Lender's Revolving Commitment constitutes of the aggregate amount of the Revolving Commitments at such time.

     "Sale-Leaseback Transaction" means the sale by the Borrower or a Subsidiary of all of its right, title and interest in and to a Film and the retention by, or concurrent reconveyance to the Borrower or such Subsidiary of distribution rights to such Film and an option to repurchase such Film for a nominal purchase price, in consideration of periodic payments by the Borrower or such Subsidiary of amounts having an aggregate discounted present value that is less than the purchase price paid by the purchaser thereof; provided that, concurrently with such reconveyance, the Borrower or such Subsidiary has defeased its obligation to make the aggregate amount of such periodic payments by depositing in an escrow account an amount at least equal to the discounted present value of such amount.

     "Security Agreement" means the security agreement substantially in the form of Exhibit E hereto among the Obligors and the Agent entered into as of the Closing Date, as amended from time to time.

     "Seven Network" means Seven Network Limited ("SNL"), an Australian corporation and, for so long as it is a wholly-owned subsidiary of SNL, Miltonstar Pty Ltd., an Australian corporation, and their respective successors.

     "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of May 2, 1997 by and among the Borrower, Holdings and Metromedia International Group, Inc., as amended from time to time in accordance with the terms hereof and thereof.

     "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

     "Subsidiary Guaranty" means the subsidiary guaranty agreement substantially in the form of Exhibit F hereto between each Guarantor party thereto and the Agent entered into as of the Closing Date, as amended from time to time.

     "Temporary Cash Investment" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-2 by Standard & Poor's Ratings Services or P-2 by Moody's Investors Service, Inc.,
(iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 or (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of any bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary.

     "Term Commitment" means with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite the name of such Lender on the Commitment Schedule under the heading "Term Commitments".

     "Term Lender" means each Lender identified as a Term Lender on the Commitment Schedule, each Assignee which becomes a Term Lender pursuant to
Section 9.06(c), and their respective successors.

     "Term Loan" means a Loan made pursuant to Section 2.01(a).

     "Total Borrowed Funds" means at any date the aggregate amount of Debt of the Borrower and its Consolidated Subsidiaries described in clauses (i) and (ii) and (iv) of the definition of Debt (but excluding any obligations under Sale-Leaseback Transactions which constitute Debt under clause (iv) of the definition thereof), determined on a consolidated basis at such date.

     "Tracinda" means Tracinda Corporation, a Nevada corporation, and its successors.

     "Transaction Documents" means the Stock Purchase Agreement, including the exhibits and schedules thereto and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

     "Type" has the meaning set forth in Section 1.03.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

     Section 1.02. Accounting Terms and Determinations. Unless otherwise specified in the immediately succeeding sentence or otherwise herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in
Article 5 or
any related definition to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article 5 any related definition for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Required Lenders.

     Section 1.03. Classes and Types of Loans and Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Class and Type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by "Class" and by "Type". The "Class" of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans or of a Group of such Loans) refers to the determination whether such Loan is a Term Loan or a Revolving Loan, each of which constitutes a Class. The "Type" of a Loan refers to the determination whether such Loan is a Euro-Dollar Loan or a Base Rate Loan. Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a "Term Euro-Dollar Loan") indicates that such Loan is both a Term Loan and a Euro-Dollar Loan (or that such Borrowing or Group of Loans is comprised of such Loans).



                                   ARTICLE 2

                                  The Credits

     Section 2.01. Commitments to Lend. (a) Term Loans. Each Term Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a single loan to the Borrower on the Closing Date in a principal amount not to exceed the amount of such Lender's Term Commitment. The Borrowing pursuant to this subsection shall be made from the Lenders ratably in proportion to their respective Term Commitments; provided, that the failure of any Term Lender to fulfill its obligation to make a Term Loan on the terms and conditions set forth in this Agreement shall not excuse any other Term Lender from its obligation to make a Term Loan in an amount up to the amount of such Lender's Term Commitment. Loans made pursuant to this subsection are not revolving in nature and amounts of such loans repaid or prepaid may not be reborrowed.

     (b) Revolving Loans. During the Revolving Credit Period, each Revolving Lender severally agrees, on the terms and conditions set forth in this

Agreement, to make revolving loans to the Borrower from time to time in amounts such that the Revolving Exposure of such Revolving Lender at such time shall not exceed the amount of its Revolving Commitment at such time. Each Borrowing under this subsection shall be in an aggregate principal amount of $2,000,000 or any larger multiple of $1,000,000 and shall be made from the Revolving Lenders ratably in proportion to their respective Revolving Commitments; provided, that the failure of any Revolving Lender at any time to fulfill its obligation to make a Revolving Loan on the terms and conditions set forth in this Agreement shall not in itself excuse any other Revolving Lender from its obligation to make a Revolving Loan. Within the foregoing limits, the Borrower may borrow under this subsection, prepay Revolving Loans to the extent permitted by Section
2.10 and reborrow at any time during the Revolving Credit Period under this subsection. After the Revolving Credit Period, Loans made pursuant to this subsection will not be revolving in nature and amounts of such loans repaid or prepaid after the end of the Revolving Credit Period may not be reborrowed.

     Section 2.02. Method of Borrowing. (a) The Borrower shall give the Agent notice (a "Notice of Borrowing") not later than 12:00 Noon (New York City time) on (1) the date of each Base Rate Borrowing and (2) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

          (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

          (ii)   the aggregate amount of such Borrowing;

          (iii) whether the Loans comprising such Borrowing are to bear interest initially at a rate based on the Base Rate or at a Euro-Dollar Rate; and

          (iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

In no event shall the total number of Groups of Loans at any one time outstanding exceed 10.

     (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share of such Borrowing (if any) and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

     (c) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Lender shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower by crediting an account of the Borrower maintained with the Agent and specified by the Borrower prior to the date of such Borrowing or, if no such account has been specified, at the Agent's aforesaid address.

     (d) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's share of such Borrowing, the Agent may assume that such Lender has made such share available to the Agent on the date of such Borrowing in accordance with subsection (c) of this Section and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan included in such Borrowing for purposes of this Agreement.

     Section 2.03. Notes. (a) The Loans of each Lender shall be evidenced by a single Note payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender's Loans.

     (b) Each Lender may, by notice to the Borrower and the Agent, request that its Loans of a particular Type or Class be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type or Class. Each reference in this Agreement to the "Note" of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

     (c) Upon receipt of each Lender's Note pursuant to Section 3.01, the Agent shall forward such Note to such Lender. Each Lender shall record the date, amount, Type and Class of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes or any other Loan Document. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

     Section 2.04. Maturity of Loans; Mandatory Prepayments; Certain Commitment Reductions. (a) Final Maturity. Each Loan of each Class shall mature, and the outstanding principal amount thereof shall be due and payable (together with accrued interest thereon), on the Maturity Date.

     (b) Term Loans Scheduled Amortization. In addition, the Borrower shall repay, and there shall become due and payable, on each date set forth below, an aggregate principal amount of the Term Loans equal to the amount set forth below opposite such date (as such amount may be reduced pursuant to Section 2.04(e) and Section 2.10(c):

      Date                Amount
      ----                ------
     12/31/98           $20,000,000
     3/31/99            $15,000,000
     6/30/99            $15,000,000
     9/30/99            $15,000,000
     12/31/99           $15,000,000
     3/31/00            $10,000,000
     6/30/00            $10,000,000
     9/30/00            $10,000,000
     12/31/00           $10,000,000
     3/31/01            $10,000,000
     6/30/01            $10,000,000
     9/30/01            $10,000,000
     12/31/01           $10,000,000
     3/31/02            $10,000,000
     6/30/02            $10,000,000
     Maturity Date      $20,000,000

     (c) Revolving Loans Scheduled Amortization. In addition, the Borrower shall repay, and there shall become due and payable, on each date set forth below an aggregate principal amount of the Revolving Loans equal to the amount set forth below opposite such date (as such amount may be reduced pursuant to Section 2.04(e)(iv) and Section 2.10(c)) (determined as a percentage of the aggregate principal amount of Revolving Loans outstanding on the Revolving Credit Termination Date):

       Date                   Amount
       ----                   ------
     12/31/98                 10.0%
     3/31/99                   7.5%
     6/30/99                   7.5%
     9/30/99                   7.5%
     12/31/99                  7.5%
     3/31/00                   5.0%
     6/30/00                   5.0%
     9/30/00                   5.0%
     12/31/00                  5.0%
     3/31/01                   5.0%
     6/30/01                   5.0%
     9/30/01                   5.0%
     12/31/01                  5.0%
     3/31/02                   5.0%
     6/30/02                   5.0%
     Maturity Date            10.0%

     (d) Contingent Amortization and Revolving Commitments Reduction. In addition, the Term Loans shall be repaid and/or the Revolving Commitments shall be reduced (and the Revolving Loans shall be repaid to the extent provided in Section 2.04(e)(ii)) in the following amounts and at the following times:

          (A) in the event that any Reduction Event shall occur, an amount equal to the Reduction Amount with respect thereto; and

          (B) an amount, for each Fiscal Year ending after December 31, 1997, equal to the Reduction Amount of Excess Cash Flow for such Fiscal Year.

The prepayments and reductions required by clause (A) of this subsection shall be made forthwith upon receipt by the Borrower or any of its Subsidiaries, as the case may be, of such Net Cash Proceeds; provided that if the Reduction Amount in respect of any Reduction Event is less than $1,000,000, such prepayment or reduction shall be made upon receipt of proceeds such that, together with all other such amounts not previously applied, the Reduction Amount is equal to at least $1,000,000 and provided further, that, at the election of the Borrower, if the amount of any such prepayment to be made exceeds the amount of Base Rate

Loans then outstanding, such excess amount shall be deposited in escrow pursuant to arrangements in form and substance satisfactory to the Agent, and such excess shall not be required to be prepaid until the last day of the Interest Periods relating to outstanding Euro-Dollar Loans in an aggregate principal amount equal to or greater than such excess amount unless an Event of Default has occurred and is continuing or the Required Lenders otherwise determine in their sole discretion and so notify the Borrower. The prepayments and reductions required by clause (B) of this subsection shall be made on or before the 105th day after the end of the related fiscal year. The Borrower shall give the Agent at least five Euro-Dollar Business Days' notice of each prepayment required pursuant to this subsection.

     (e) Application of Prepayments, Repayments and Revolving Commitment Reductions. (i) The prepayments and reductions required pursuant to subsection
(d) shall be effected in the following order: first, the Borrower shall prepay the Term Loans until the Term Loans have been paid in full, second, the Revolving Commitments shall be reduced (and outstanding Revolving Loans and Letters of Credit shall be prepaid and/or cash collateralized in accordance with clause (ii) below) and third, solely if such prepayment is to be made after the Revolving Credit Period, the Borrower shall prepay Revolving Loans until the Revolving Loans have been paid in full.

     (ii) If on the date of any reduction of the Revolving Commitments pursuant to subsection (e)(i) the aggregate Revolving Exposure on such date exceeds the aggregate Revolving Commitments on such date, the Borrower shall apply an amount equal to such excess to prepay the Revolving Credit Loans and/or cash collateralize Letters of Credit so that after giving effect thereto the Revolving Exposure of each Revolving Lender does not exceed its Revolving Credit Commitment as then reduced. Amounts to be applied pursuant to the preceding sentence shall be applied first to repay the principal amount of the Revolving Credit Loans then outstanding until all such Revolving Credit Loans shall have been repaid in full and second if any excess then remains such excess shall be deposited in the Cash Collateral Account established pursuant to Section 6(C) of the Security Agreement until the Letter of Credit Liabilities on the date of repayment have been cash collateralized in full to be held, applied or released for application as provided in the Security Agreement. In determining Revolving Exposure for purposes of this clause (ii), Letter of Credit Liabilities shall be reduced to the extent that they are cash collateralized as contemplated by the previous sentence.

     (iii) Subject to clause (i) of this subsection, each repayment or prepayment of Loans of any Class made by the Borrower pursuant to this Section shall be applied to such Group or Groups of Loans of such Class as the Borrower may designate in the applicable Notice of Borrowing or Notice of Interest Rate Election (or, failing such designation, as determined by the Agent), and shall be applied to repay ratably the Loans of such Class of the several Lenders included in such Group or Groups.

     (iv) The amount of any prepayment of the Loans made by the Borrower pursuant to subsection (d) shall be applied to reduce the amount of subsequent scheduled repayments of the Loans pursuant to subsections (b) or (c) above, as the case may be, in inverse order of maturity.

     Section 2.05. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made to but excluding the date it becomes due or is converted into a Euro-Dollar Loan, at a rate per annum equal to the sum of (x) the Base Rate Margin plus (y) the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

     (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, from and including the first day thereof to but excluding the last day thereof, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and, with respect to the principal amount of any Euro-Dollar Loan converted to a Base Rate Loan, on each date a Euro-Dollar Loan is so converted.

     The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage. The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

     The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Lenders in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Lender to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

     "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member Lender of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

     (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Lenders are offered to such Reference Lender in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due.

     (d) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     (e) Each Reference Lender agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Lender does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Lender or Lenders or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

     Section 2.06. Fees. (a) During the Revolving Credit Period, the Borrower shall pay to the Agent for the account of each Revolving Lender a commitment fee at the rate of 0.50% per annum on the daily amount by which such Revolving Lender's Revolving Commitment exceeds the sum of (x) the aggregate outstanding principal amount of its Revolving Loans and (y) its Letter of Credit Liabilities. Such commitment fee shall accrue from and including the Effective Date to but excluding the date of termination of the Revolving Commitments in their entirety, and shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Revolving Commitments in their entirety.

     (b) The Borrower shall pay to the Agent (i) for the account of the Revolving Lenders ratably in proportion to their Revolving Commitments a letter of credit fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit at the Letter of Credit Fee Rate (determined in accordance with the Pricing Schedule) and (ii) for the account of each L/C Issuer a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such L/C Issuer at a rate per annum equal to 1/4 of 1%.

     (c) Accrued fees under subsections (a) and (b) above shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Revolving Commitments in their entirety (and, if later, the date on which the aggregate Letter of Credit Liabilities shall have been reduced to $0).

     Section 2.07. Optional Termination or Reduction of Commitments. (a) Prior to the Closing Date the Borrower may, upon at least three Domestic Business Days' notice to the Agent, terminate the Term Commitments or ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Term Commitments.

     (b) During the Revolving Credit Period the Borrower may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Revolving Commitments at any time, if no Revolving Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Revolving Commitments in excess of the aggregate Revolving Exposure at such time.

     Section 2.08. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall initially be of the Type specified by the Borrower in the applicable Notice of Borrowing, subject to the limitations set forth in
Section 2.02. Thereafter, the Borrower may from time to time elect to change or continue the Type of Loans in each Group of Loans, subject in each case to the provisions of Article 8, as follows:

          (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; provided that no Base Rate Loans shall be converted to Euro-Dollar Loans
     (x) at any time prior to the Syndication Date or (y) if at the time such conversion is to be effective, an Event of Default has occurred and is continuing; and

          (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or to continue such Loans as Euro-Dollar Loans for an additional Interest Period as of any Euro-Dollar Business Day, subject to Section 2.12 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans; provided that no Euro-Dollar Loans shall be continued as Euro-Dollar Loans if at the time such continuation is to be effective, an Event of Default has occurred and is continuing.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent not later than 12:00 Noon (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $2,000,000 or any larger multiple of $1,000,000. If no Notice of Interest Election is timely received prior to the end of an Interest Period for any Group of Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans as of the last day of such Interest Period. In no event shall the total number of Groups of Loans at any time outstanding exceed 10.

     (b)  Each Notice of Interest Rate Election shall specify:

          (i) the Group of Loans (or portion thereof) to which such notice applies;

          (ii) the date on which the conversion or continuation selected in such notice is to be effective, subject to the provisos set forth in clauses (i) and (ii) of subsection (a) above;

          (iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

          (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

     (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

     (d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a "Borrowing" subject to the provisions of Section 3.02.

     Section 2.09. Mandatory Termination of Commitments. (a) Term Commitments. The Term Commitments of each Class shall terminate at the close of business on the Closing Date.

     (b) Revolving Commitments. The Revolving Commitments shall terminate on the Revolving Credit Termination Date.

     Section 2.10. Optional Prepayments. (a) Subject, in the case of any Borrowing of Euro-Dollar Loans to Section 2.12, the Borrower may, upon at least one Domestic Business Day's notice to the Agent, prepay any Group of Base Rate Loans or upon at least three Euro-Dollar Business Days' notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with, in the case of a prepayment of Euro-Dollar Loans, accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group.

     (b) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     (c) Each prepayment of the Loans of either Class made by the Borrower pursuant to this Section shall be applied as follows: first, to reduce the amount of the subsequent scheduled repayments of the Loans (if any) of such Class to be made within one year of the date such prepayment is made in forward order until such amount shall have been paid in full and thereafter pro rata among all subsequent scheduled repayments of the Loans of such Class.

     Section 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of Letter of Credit Liabilities and of fees hereunder (other than fees payable directly to any L/C Issuer), not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Lender its ratable share of each such payment received by the Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of Letter of Credit Liabilities or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.
Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

     Section 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.05(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.02(a), 2.04(d), 2.08 or 2.10, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or, without duplication, by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

     Section 2.13. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     Section 2.14. Letters of Credit. (a) Subject to the terms and conditions hereof, each L/C Issuer agrees to issue letters of credit hereunder from time to time before the tenth day before the Revolving Credit Termination Date upon the request of the Borrower (the "Letters of Credit"); provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment and (ii) the aggregate amount of the Revolving Exposures shall not exceed the aggregate amount of the Revolving Commitments. Upon the date of issuance by an L/C Issuer of a Letter of Credit, the L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the L/C Issuer, a participation in such Letter of Credit and all of the related Letter of Credit Liabilities pro rata to their respective Revolving Percentages.

     (b) The Borrower shall give the L/C Issuer notice at least three Domestic Business Days prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension or renewal of a Letter of Credit, a "Notice of Issuance"). Upon receipt of a Notice of Issuance, the L/C Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Revolving Lender of the contents thereof and of the amount of such Revolving Lender's participation in such Letter of Credit. The issuance by the L/C Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the L/C Issuer and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the L/C Issuer shall have reasonably requested. The Borrower shall also pay to the L/C Issuer for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the L/C Issuer. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the L/C Issuer, the L/C Issuer shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. No Letter of Credit shall have a term extending or be extendible beyond the Revolving Credit Termination Date.

     (c) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Agent and the Agent shall promptly give notice (a "Draw Notice") to the Borrower and each Revolving Lender as to the amount to be paid as a result of such demand or drawing and the payment date. Upon receipt of a Draw Notice by the Borrower, the Borrower shall be irrevocably and unconditionally obligated to reimburse the L/C Issuer for any amounts paid by the L/C Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind on the second Domestic Business Day following the date of receipt. Regardless of if and when a Draw Notice is given to or received by the Borrower, all such amounts paid by the L/C Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day from and including the date of payment by the L/C Issuer until paid at a rate per annum equal to (x) to but not including the due date determined in accordance with the preceding sentence, the rate applicable to Base Rate Loans for such day and (y) on and after such due date, the sum of 2% plus the rate applicable to Base Rate Revolving Loans for such day. In addition, each Revolving Lender will pay to the Agent, for the account of the L/C Issuer, immediately upon the L/C Issuer's demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Borrower, an amount equal to such Lender's ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the L/C Issuer demand for such payment (or, if such demand is made after 12:00 Noon (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at the Federal Funds Rate. The L/C Issuer will pay to each Revolving Lender ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Revolving Lender has made payment to the L/C Issuer in respect of such Letter of Credit pursuant hereto.

     (d) The obligations of the Borrower and each Revolving Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

     (i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

     (iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

     (iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lenders (including the L/C Issuer) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

     (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

     (vi) payment under a Letter of Credit against presentation to the L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit; or

     (vii) any other act or omission to act or delay of any kind by any Lender (including the L/C Issuer), the Agent or any other Person, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of the Borrower's or the Lender's obligations hereunder.

     Nothing in this subsection (d) is intended to limit the right of the Borrower to make a claim against the L/C Issuer for damages as contemplated by the proviso to the first sentence of subsection (e).

     (e) The Borrower hereby indemnifies and holds harmless each L/C Issuer and the Agent (and, to the extent any other Lender shall have contributed toward or indemnified against any such claim, damage, loss, liability, cost or expense, incurred by an L/C Issuer or the Agent, each such other Lender) from and against any and all claims, damages, losses, liabilities, costs or expenses which it may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the L/C Issuer may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such L/C Issuer hereunder), and none of the Lenders (including an L/C Issuer) nor the Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, (iv) any consequences arising from causes beyond the control of the L/C Issuer, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify any Lender for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim against the L/C Issuer for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the L/C Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or
(y) the L/C Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an L/C Issuer as required by this subsection, the Revolving Lenders agree to do so ratably in accordance with their Revolving Commitments.



                                   ARTICLE 3

                                   Conditions

     Section 3.01. Closing. The closing hereunder shall occur upon satisfaction of the following conditions, (with each document referred to in this Section dated the Closing Date unless specified otherwise):

          (a) receipt by the Agent of a duly executed Note for the account of each Lender dated on or before the Closing Date complying with the provisions of Section 2.03;

          (b) receipt by the Agent of an opinion of Gibson Dunn & Crutcher LLP, special counsel for the Obligors, substantially in the form of Exhibit G;

          (c) receipt by the Agent of an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of

     Exhibit H-1 hereto and Amster, Rothstein & Ebenstein, special counsel for the Agent, substantially in the form of Exhibit H-2 hereto;

          (d) receipt by the Agent of duly executed counterparts of each of this Agreement, the Subsidiary Guaranty and the Collateral Documents (other than laboratory access letters), together with duly executed financing statements on Form UCC-1 in form sufficient for filing in all jurisdictions in which such filing is necessary to perfect Liens created by the Collateral Documents, and all necessary documents for filing with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the delivery of any promissory notes and stock certificates comprising the Collateral;

          (e) receipt by the Agent of a true, complete and correct copy of each Transaction Document as in effect on the Closing Date, certified as such by a Responsible Officer;

          (f) receipt by the Agent of evidence satisfactory to it of the satisfaction (without waiver, unless such waiver is approved in writing by the Agent) of all conditions to the closing of the transactions contemplated by the Transaction Documents to be consummated on the Closing Date as set forth in the Transaction Documents, and that all such transactions will take place prior to or simultaneously with the transactions contemplated hereby to take place on the Closing Date;

          (g) receipt by the Agent of each opinion of counsel required to be delivered by any Person pursuant to the Transaction Documents on the Closing Date, with a letter from each Person delivering any such opinion authorizing reliance thereon by the Agent and the Lenders, all in form and substance satisfactory to the Agent;

          (h) receipt by the Agent of a certificate of the chief financial officer or chief accounting officer of the Borrower to the effect that Holdings shall have (x) received net cash proceeds of not less than $360,000,000 from the issuance of shares of its common stock to Tracinda and Seven Network and on terms and conditions not materially different in any material respect from those set forth in the agreements listed on
     Schedule 3.01(h)(x) hereto, as amended to the date hereof and substantially on the terms heretofore disclosed to each of the Lenders, and (y) contributed such amounts to the Borrower to the extent necessary to pay in full all obligations of the Borrower under the Existing Credit Agreement;

          (i) receipt by the Agent of evidence satisfactory to it that all outstanding obligations of the Borrower and its Subsidiaries under the agreements and instruments set forth on Schedule 3.01(i) (including without limitation principal and interest with respect to any loans under the Existing Credit Agreement and all accrued fees and expenses) shall have been paid in full or otherwise discharged concurrently with the making of the Loans to be made hereunder on the Closing Date, all commitments thereunder have been terminated and all Liens securing such obligations and all guarantees thereof have been released or provision made for release thereof that is satisfactory to the Agent (all Lenders hereunder which are also Lenders under the Existing Credit Agreement hereby agree that repayment of all outstanding obligations thereunder may be made on the Closing Date, whether at the end of interest periods under the Existing Credit Agreement or not);

          (j) receipt by the Agent of evidence satisfactory to it that, after consummation of the transactions contemplated by the Loan Documents and the Transaction Documents to occur on the Closing Date, the Borrower and its Subsidiaries shall have no Debt outstanding (other than Debt permitted pursuant to Section 5.10);

          (k) receipt by the Agent of (i) the pro forma balance sheet referred to in Section 4.04(c) in form and substance satisfactory to the Lenders and
     (ii) a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth in reasonable detail the calculations required to establish that after giving effect to the Acquisition and any related transactions, the Borrower is in compliance with the requirements of Section 5.14 on the Closing Date;

          (l) receipt by the Agent of evidence satisfactory to it of the insurance coverage required by Section 5.03 and the Collateral Documents;

          (m) receipt by the Agent of payment in full of all fees, expenses and other amounts due and payable hereunder (including fees and expenses payable pursuant to Section 9.03) or pursuant to any letter agreement between the Borrower and the Agent or the Arranger relating to the transactions contemplated by the Loan Documents;

          (n) receipt by the Agent of all documents the Agent may reasonably request relating to the existence of the Obligors and Holdings, the corporate authority for and the validity of the Loan Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Agent;

          (o) the fact that the Closing Date shall have occurred on or prior to September 30, 1997;

          (p) the fact that all material governmental and third party approvals (including approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other consents) necessary in connection with the Acquisition, all related transactions and Holdings' and its Affiliates' ownership and operation of the Borrower shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any governmental authority which has restrained, prevented or otherwise imposed materially adverse conditions on the Acquisition;

          (q) the Agent shall not have received notice from Lenders holding at least 50% of the aggregate amount of the Commitments (which notices so received shall not have been rescinded) to the effect that (i) such Lenders have determined in their sole good faith discretion that, since December 31, 1996, there has been a material adverse change in the business, financial condition, operations, properties or liabilities of the Borrower and its Subsidiaries, taken as a whole or (ii) there exists pending or threatened litigation or proceeding against Holdings, the Borrower or any of its Subsidiaries, or otherwise relating to the Acquisition, which seeks to enjoin or challenge the Acquisition or the Financing or which the Lenders have determined in their sole good faith judgment could reasonably be expected to have a Material Adverse Effect or any material adverse effect upon the prospects of the Borrower and its Subsidiaries, taken as a whole; and

          (r) receipt by the Agent of evidence satisfactory to it that all necessary consents, amendments and waivers needed from the Lenders under the Credit Agreement dated as of October 10, 1996 among MGM, the lenders and L/C issuers referred to therein and Morgan Guaranty Trust Company of New York, as agent, shall have been received to permit the consummation and performance by the Obligors and Holdings of the Loan Documents and the Transaction Documents, and the transactions contemplated thereby.

     Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing (other than the obligation of an L/C Issuer to issue (which shall include, for purposes of this Section, any renewal or extension of the term of) any Letter of Credit are each subject to the satisfaction of the following conditions:

          (a) receipt by the Agent of a Notice of Borrowing as required by
     Section 2.01 or receipt by the L/C Issuer of a Notice of Issuance as required by Section 2.14(b);

          (b) solely in the case of a Revolving Borrowing or issuance of a Letter of Credit the fact that, immediately after such Borrowing or the issuance of such Letter of Credit, as the case may be, the aggregate Revolving Exposure will not exceed the aggregate amount of the Revolving Commitments;

          (c) the fact that, immediately before and after such Borrowing or issuance of a Letter of Credit, as the case may be, no Default shall have occurred and be continuing; and

          (d) the fact that the representations and warranties of the Obligors contained in the Loan Documents shall be true in all material respects on and as of the date of such Borrowing.

     Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance of a Letter of Credit, as the case may be, as to the facts specified in clauses (b), (c) and (d) of this Section.



                                   ARTICLE 4

                         Representations and Warranties

     The Borrower represents and warrants that (including, in the case of any such representation and warranty made or deemed made before the consummation of the Acquisition, at the time such representation and warranty is made or deemed made and immediately after giving effect to the consummation of the Acquisition):

     Section 4.01. Corporate Existence and Power. Each Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure to have such licenses, authorizations, consents and approvals could not in the aggregate reasonably be expected to have a Material Adverse Effect.

     Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor of the

Loan Documents to which it is a party (i) are within the corporate powers of such Obligor and have been duly authorized by all necessary corporate action,
(ii) require no action by or in respect of, or filing with, any governmental body, agency or official, other than actions or filings which have been taken or made on or prior to the Closing Date or, solely with respect to filings necessary to perfect any security interest created under any of the Collateral Documents, will be made on or prior to 5 Domestic Business Days after the Closing Date, (iii) do not contravene, or constitute a default under, any provision (v) of applicable law or regulation, (w) of the articles or certificate of incorporation or by-laws of such Obligor, (x) of any agreement or instrument under which Debt has or may be incurred binding upon the Borrower or any of its Subsidiaries, (y) of any other agreement or instrument binding upon the Borrower or any of its Subsidiaries which contravention or default could reasonably be expected to have a Material Adverse Effect, or (z) of any judgment, injunction, order or decree binding upon the Borrower or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries.

     Section 4.03. Binding Effect. The Loan Documents (other than the Notes) to which each Obligor is a party constitute valid and binding agreements of such Obligor and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except (i) as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) as may be limited by equitable principles of general applicability.

     Section 4.04. Financial Information; Information Memorandum. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholder's equity (capital deficiency) and cash flows for the fiscal year then ended, reported on by KPMG Peat Marwick LLP, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

     (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 1997 and the related unaudited consolidated statements of operations, stockholder's equity (capital deficiency) and cash flows for the three-month period then ended fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

     (c) The pro forma balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 1997, copies of which have been delivered to each of the Lenders prior to the date hereof, fairly presents, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the transactions contemplated by the Loan Documents and the Transaction Documents
to occur on the Closing Date, (ii) the application of the proceeds therefrom as contemplated by this Agreement and the Transaction Documents and (iii) the payment of all legal, accounting and other fees related thereto (the "Pro Forma
Transactions").   As of the date of such balance sheet and the Closing Date, the
Borrower and its Subsidiaries had and have no material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet in accordance with generally accepted accounting principles or the footnotes relating thereto.

     (d) The projections set forth in the Information Memorandum were prepared in good faith on assumptions believed to be reasonable at the time of preparation thereof.

     (e) Since December 31, 1996 there has been no material adverse change in the assets or liabilities or the business, financial condition or results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole, except for any such change as a result of (x) any change resulting from general economic, financial or market conditions not specific to the Borrower and its Subsidiaries or the business in which they operate or (y) any change resulting from conditions or circumstances generally affecting the business in which the Borrower and its Subsidiaries operate (including losses from the release of Films in the ordinary course of business).

     Section 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, Holdings or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which questions the validity or enforceability of the Loan Documents or the Transaction Documents or the consummation of the Acquisition.

     Section 4.06.  Compliance with ERISA.    Each member of the ERISA Group has
fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 4.07. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary (other than any such taxes being contested in good faith by appropriate proceeding and with respect to which appropriate reserves in accordance with generally accepted accounting principles have been taken). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

     Section 4.08. Subsidiaries. (a) Each of the Borrower's Material Subsidiaries is a corporation or other business entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or other powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure of such Material Subsidiaries to maintain their respective good standing or to have such licenses, authorizations, consents and approvals could not in the aggregate reasonably be expected to have a Material Adverse Effect (or its existence has been terminated as permitted under Section
5.04 or it has merged or consolidated with another Person as permitted under
Section 5.07(a)).

     (b) Schedule 4.08 lists all of the Subsidiaries of the Borrower (including any Subsidiary the existence of which has been terminated as permitted under
Section 5.04 or which has merged or consolidated with another Person as permitted under Section 5.07(a)). Each Material Subsidiary of the Borrower (other than Foreign Subsidiaries) is a Guarantor. Each Guarantor is a direct or indirect wholly-owned Subsidiary of the Borrower.

     Section 4.09. Regulatory Restrictions on Borrowing. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

     Section 4.10. Full Disclosure. No information heretofore or hereafter furnished by each Obligor to the Agent or any Lender for purposes of or in connection with the Loan Documents or any transaction contemplated thereby contains or, taken together with all information so furnished will contain, any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.11. Representations in Transaction Documents True and Correct. Each of the representations and warranties of Holdings contained in the Transaction Documents is true and correct in all material respects as of the Closing Date. The Transaction Documents have not as of the Closing Date been modified or amended in any respect and no provision or condition contained therein has been waived, except with the express written consent of the Agent.

     Section 4.12. Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights (including without limitation any copyrights relating to Library Films), technology, know-how and processes necessary for the conduct of their respective businesses as currently conducted (the "Intellectual Property"), except to the extent that the failure to own or be licensed to use any such Intellectual Property could not in the aggregate reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except, in each case, for claims which could not in the aggregate reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except to the extent that such infringements could not in the aggregate reasonably be expected to have a Material Adverse Effect.

     Section 4.13. Collateral Documents. The representations and warranties made by the Obligors in the Collateral Documents are true and correct in all material respects.

     Section 4.14. Solvency. As of the Closing Date after giving effect to the transactions contemplated hereby to occur on the Closing Date, and at all times thereafter: (i) the aggregate fair market value of the business and/or assets of the Borrower will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they mature and (iii) the Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital for the business in which the Borrower and its Subsidiaries are engaged.

                                   ARTICLE 5

                                   Covenants

     The Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount payable under any Note or any Letter of Credit Liability remains unpaid:

     Section 5.01. Information. The Borrower will deliver to the Agent, with sufficient copies for all Lenders (and the Agent shall deliver promptly upon receipt to the Lenders):

          (a) as soon as available and in any event within 105 days after the end of each Fiscal Year, (i) an audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related audited consolidated statements of operations, stockholder's equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on without material qualification by independent public accountants of nationally recognized standing and (ii) an unaudited consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year, setting forth (x) in reasonable detail a calculation of Consolidated Net Cash Flows and consolidated cash flows from operations of the Borrower and its Consolidated Subsidiaries, in each case for such Fiscal Year (in each case determined in a manner consistent with the statements of cash flows included in the Information Memorandum) and
     (y) in comparative form the figures for such statements for such Fiscal Year set forth in the Information Memorandum;

          (b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, stockholder's equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of such statements of operations, stockholder's equity and cash flows, in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower and (ii) an unaudited consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth (x) in reasonable detail a calculation of Consolidated Net Cash Flows and consolidated cash flows from operations of the Borrower and its Consolidated Subsidiaries, in each case for such Fiscal Quarter and the portion of the Fiscal Year ended at the end of such Fiscal Quarter (in each case determined in a manner consistent with the statements of cash flows included in the Information Memorandum) and (y) in comparative form the figures for such statements for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year set forth in the Information Memorandum;

          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, (A) a certificate of the chief financial officer or the chief accounting officer of the Borrower, (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.11 to 5.16, inclusive, and Section 5.19 on the date of such financial statements, (ii) listing all new Subsidiaries of the Borrower since the date of the previous certificate delivered pursuant to this
     Section 5.01(c), (iii) solely in the case of each set of financial statements referred to in clause (a) above, setting forth in reasonable detail the calculations required to determine Excess Cash Flow for the related Fiscal Year and (iv) stating whether, to his or her knowledge, any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (B) from the chief financial officer or the chief accounting officer of the Borrower, a report setting forth in reasonable detail a discussion and analysis of the Borrower's financial condition and results of operations for the Fiscal Quarter then ended;

          (d) simultaneously with the delivery of each set of financial statements referred to in clause (a)(i) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default under Sections 5.11 to 5.16, inclusive, or Section 5.19 existed on the date of such statements and (ii) confirming the accuracy of the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above (other than the calculations relating to the determination of Excess Cash Flow);

          (e) within five days after any Responsible Officer obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or propose to take with respect thereto;

          (f) as soon as reasonably practicable after any Responsible Officer obtains knowledge thereof, notice of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect and the nature of such Material Adverse Effect;

          (g) as soon as reasonably practicable after any Responsible Officer obtains knowledge of the commencement of, or of a threat of the commencement of, an action, suit or proceeding against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which questions the validity or enforceability of the Loan Documents or the Transaction Documents or the consummation of the Acquisition, a certificate of a senior financial officer of the Borrower setting forth the nature of such pending or threatened action, suit or proceeding and such additional information with respect thereto as may be reasonably requested by any Lender;

          (h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) (if any) which the Borrower or Holdings shall have filed with the Securities and Exchange Commission;

          (i) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or
     (vi) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the Borrower's chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

          (j) from time to time at the request of the Agent (but no more frequently than once in any 12-month period), an appraisal made by a qualified independent appraiser selected by the Borrower and reasonably satisfactory to the Agent, as to value of the Library Films or any portion thereof, including copyrights pertaining thereto and all contractual and other rights associated with or related to the Library Films, and as of such date as shall each be specified in the relevant request made by the Agent, performed using methods and procedures, and prepared in a form, reasonably satisfactory to the Required Lenders;

          (k) within 30 days prior to the end of each Fiscal Year, the operating and capital expenditure budgets and cash flow forecasts of the Borrower and its Consolidated Subsidiaries for the immediately succeeding Fiscal Year, which budgets and forecasts shall be in format and scope reasonably consistent with the projections, budgets and forecasts set forth in the Information Memorandum; and

          (l) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries or any other Obligor as the Agent, at the request of any Lender, may reasonably request.

     Section 5.02. Performance of Obligations. The Borrower will pay and discharge, and will cause each Material Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), and will duly observe and perform, and will cause each Material Subsidiary to duly observe and perform, all material terms and conditions of all material agreements and, without limitation of the foregoing, all production services agreements with respect to any Film, all completion guaranties and distribution agreements except (i) where the same may be contested in good faith by appropriate proceedings, with respect to which the Borrower and/or such Material Subsidiary has established, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same and (ii) where the failure to pay or discharge such obligations and liabilities could not in the aggregate reasonably be expected to have a Material Adverse Effect.

     Section 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

     (b) The Borrower will, and will cause each of its Material Subsidiaries to, maintain (either in the name of the Borrower or in such Material Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business (but including in any event public liability insurance and "errors and omissions" insurance); and will furnish to the Lenders, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

     Section 5.04. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Material Subsidiaries and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except to the extent that the failure to keep in full force and effect such rights, privileges and franchises could not in the aggregate reasonably be expected to have a Material Adverse Effect; provided that (i) the Borrower may liquidate or terminate the corporate existence of any Material Subsidiary if, prior to or contemporaneously with such liquidation or termination, substantially all of the assets of such Material Subsidiary are distributed, contributed or otherwise transferred to the Borrower or a Guarantor, (ii) except for continuing development, production and release with respect to Existing 1997 Films, the Borrower and its Subsidiaries shall not be required to, and shall not, continue to engage in the development, production and release of new films and (iii) nothing in this Section 5.04 shall prohibit any transaction explicitly permitted by the proviso set forth in Section 5.07(a).

     Section 5.05. Compliance with Laws. The Borrower will comply, and cause each Material Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) to the extent that failure to so comply could not in the aggregate reasonably be expected to have a Material Adverse Effect.

     Section 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of the Agent, at the Agent's or any Lender's expense, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times during normal business hours and upon reasonable prior notice, and as often as may reasonably be desired.

     Section 5.07. Mergers and Sales of Assets; Licensing Agreements. (a) The Borrower will not, and will not permit any Material Subsidiary to, consolidate or merge with or into any other Person; provided that (i) the Borrower may merge with another Person if the Borrower is the corporation surviving such merger and immediately after giving effect to such merger, no Default shall have occurred and be continuing and (ii) any Material Subsidiary may merge with any other Person if the corporation surviving the merger is the Borrower or a Guarantor and immediately after giving effect to such merger, no Default shall have occurred and be continuing.

     (b) The Borrower will not, and will not permit any of its Subsidiaries to, make any Asset Sale in any Fiscal Year, other than (i) Asset Sales the fair market value of which, when combined with all other such Asset Sales previously made during such Fiscal Year, does not exceed $1,000,000, (ii) MGM Film Related Asset Dispositions to the extent permitted by clause (viii) of Section 5.20 and
(iii) any Asset Sale in which (x) the consideration therefor is not less than the fair market value of the related asset (as determined in good faith by the chief financial officer or chief accounting officer of the Borrower), (y) the consideration received therefor consists solely of cash payable at the closing thereof and (z) after giving effect to such Asset Sale, the aggregate fair market value of the assets disposed of in all Asset Sales in such Fiscal Year does not exceed $5,000,000. Notwithstanding the foregoing, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any receivables securitization program or other type of accounts receivable financing transaction.

     (c) Without limitation of the foregoing, the Borrower will not, and will not permit its Subsidiaries to, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person; provided that nothing in this subsection (c) shall prohibit any Subsidiary from distributing, contributing or otherwise transferring its assets to the Borrower or a Guarantor.

     (d) Without limitation of the foregoing, the Borrower will not, and will not permit its Subsidiaries to, enter into any Licensing Agreement or series of related Licensing Agreements with respect to any Library Films if:

          (i) the aggregate amount of payments payable for the account of or allocable to the Borrower and/or its Subsidiaries under such Licensing Agreement or series of related Licensing Agreements exceeds $75,000,000; or

          (ii) the Borrower or such Subsidiary conveys, sells, assigns, transfers or otherwise disposes of, with or without recourse, its rights to receive payments under any such Licensing Agreement or series of related Licensing Agreements; or

          (iii) the aggregate amount of payments for the account of or allocable to the Borrower and/or its Subsidiaries under such Licensing Agreement or series of related Licensing Agreements exceeds $7,500,000 and the aggregate amount of payments under all such Licensing Agreement or series of related Licensing Agreements that are not to be made reasonably pro rata over the period of availability of the Films which are the subject of such Licensing Agreement or series of related Licensing Agreements would exceed the greater of (x) 10% of the aggregate amount of all payments under such Licensing Agreement or series of related Licensing Agreements and (y) $7,500,000.

     (e) Without limitation of the foregoing, the Borrower will not, and will not permit its Subsidiaries to, enter into any Licensing Agreement or series of related Licensing Agreements with respect to any Films (other than Library Films) or Film Related Assets if the Borrower or such Subsidiary conveys, sells, assigns, transfers or otherwise disposes of, with or without recourse, its rights to receive payments under any such Licensing Agreement or series of related Licensing Agreements.

     Section 5.08. Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans made on the Closing Date will be used by the Borrower to repay Debt and other obligations outstanding under the agreements and instruments listed on Schedule 3.01(i) and to pay for transaction costs incurred in connection with the Acquisition and the financing thereof. The Letters of Credit and the proceeds of the Revolving Loans made after the Closing Date will be used for ongoing production costs in connection with any Existing 1997 Film, non-recurring expenses associated with the Acquisition and general corporate purposes. None of such proceeds and none of the Letters of Credit will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

     Section 5.09. Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

          (a) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

          (b) any Lien on any fixed or capital asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

          (c) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

          (d) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

          (e) any Lien on assets of a Foreign Subsidiary securing Debt permitted under Section 5.10(f);

          (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

          (g) any Lien securing Profit Participations, Residuals and Deferred Payments and other obligations that do not constitute Debt by operation of clause (x) of the proviso in the definition of "Debt"; provided that such Lien attaches solely to cash deposits and the Film or Films or Film Related Assets that are the subject of such arrangements;

          (h) Liens (other than Liens securing Debt) consisting of rights of licensees under access agreements pursuant to which such licensees have access to duplicating material for the purpose of making prints of Films licensed to them, and rights of distributors, exhibitors, licensees and other Persons in Films created in connection with the distribution and exploitation of such Films in the ordinary course of business;

          (i) Liens on cash and cash equivalents arising under the escrow arrangements referred to in the proviso to the definition of Sale-Leaseback

     Transactions and Liens consisting of the rights and interests of the lessor with respect to Films subject to Sale-Leaseback Transactions permitted under Section 5.10(d) hereof;

          (j) Liens arising out of Licensing Agreements or security agreements entered into pursuant to such Licensing Agreements in respect of Films or Film Related Assets permitted under Section 5.07(d) or Section 5.07(e) hereof, consisting of such licensed rights and attaching solely to the Film or Films or Film Related Assets so licensed;

          (k) Liens in existence on the Closing Date and reflected in Schedule
     5.09 hereto;

          (l) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with generally accepted accounting principles (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

          (m) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (n) pledges or deposits in connection with workers' compensation, unemployment insurance or other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (o) Liens on deposits to secure obligations to acquire Films or Film Related Assets or the performance of bids, trade contracts (other than contracts under which Debt may be incurred), leases, performance or completion bonds and other obligations of a like nature incurred in the ordinary course of business; provided that any such Liens securing the obligation of the Borrower or any of its Subsidiaries to acquire Films or Film Related Assets shall encumber only cash;

          (p) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

          (q) Liens securing Debt permitted by Sections 5.10(h) provided that
     (x) the agreement to grant such Liens shall be created substantially simultaneously with the acquisition, development, production or postproduction of such Existing 1997 Films and (y) such Liens do not at any time encumber any property other than the Existing 1997 Films being produced, developed or acquired;

          (r) Liens (other than Liens securing Debt) incurred in the ordinary course of business on any Existing 1997 Film constituting negotiation rights with respect to such Existing 1997 Film, options to develop such Existing 1997 Film or similar rights with respect to such Existing 1997 Film;

          (s) Liens (other than Liens permitted by any of the foregoing clauses) arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $1,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

          (t) Liens created by the Collateral Documents.

     Section 5.10. Limitation on Debt. The Borrower will not, and will not permit any of its Subsidiaries to, incur or at any time be liable with respect to any Debt except:

     (a)  Debt under this Agreement;

     (b) Debt secured by Liens permitted by Section 5.09(a), (b), (c), (d) or
(f);

     (c) Debt of the Borrower or any of its Subsidiaries incurred to finance any acquisition of fixed or capital assets permitted pursuant to Section 5.14 and any Debt of the relevant obligor refinancing such Debt; provided that the principal amount thereof is not increased;

     (d)  Debt in respect of Sale-Leaseback Transactions;

     (e)  Debt outstanding on the Closing Date and listed on Schedule 5.10;

     (f) Debt of any Foreign Subsidiary owed to a person other than the Borrower, any Guarantor or any other Foreign Subsidiary incurred for working capital purposes in an aggregate principal amount not in excess of $1,000,000 at any time;

     (g) (i) Debt of the Borrower owed to a Guarantor, or Debt of a Guarantor owed to the Borrower or another Guarantor, or Debt of a Foreign Subsidiary owed to another Foreign Subsidiary or (ii) Debt of a Foreign Subsidiary owed to the Borrower or a Guarantor and incurred in the ordinary course of business to finance operating expenditures of such Foreign Subsidiary and evidenced by a note (which may be a grid note) constituting Collateral under a Pledge Agreement;

     (h) Debt incurred in connection with the financing or refinancing of the development, production, acquisition, distribution, exhibition or exploitation of any Existing 1997 Film, but solely to the extent that under the terms of such Debt the obligations of the Borrower and its Subsidiaries with respect to such Debt may be satisfied by recourse only to such Existing 1997 Film and rights pertaining thereto and, in each case, to the proceeds thereof; and

     (i) Debt not otherwise permitted by the foregoing clauses of this Section in an aggregate principal or face amount not in excess of $5,000,000 at any time.

     Section 5.11. Debt to Net Cash Flow. At no time during any Fiscal Quarter set forth below shall the Leverage Ratio be greater than the ratio set forth below opposite such Fiscal Quarter:

    Fiscal Quarter
    Ending               Ratio
    --------------       -----
        3/31/98          5.0:1
        6/30/98          5.0:1
        9/30/98         3.25:1
        12/31/98        2.75:1
        3/31/99         2.50:1
        6/30/99         2.25:1
        9/30/99         2.00:1
        12/31/99        1.75:1
        3/31/00         1.75:1
        6/30/00         1.75:1
        9/30/00         1.75:1
        12/31/00        1.50:1
        3/31/01         1.50:1
        6/30/01         1.25:1

        9/30/01         1.25:1
        Thereafter      1.00:1

     Section 5.12. Minimum Library Cash Flow. At the last day of each Fiscal Quarter, Library Cash Flows for the four consecutive Fiscal Quarters then most recently ended (or (A) solely at the last day of the fourth Fiscal Quarter of 1997, Library Cash Flows for the two Fiscal Quarters then most recently ended multiplied by two, and (B) solely at the last day of the first Fiscal Quarter of 1998, Library Cash Flows for the three Fiscal Quarters then most recently ended multiplied by 1.33) will not be less than the amount set forth opposite such Fiscal Quarter:

       Fiscal Quarter
       Ending             Amount
       --------------   -----------

       12/31/97         $40,000,000
        3/31/98         $45,000,000
        6/30/98         $50,000,000
        9/30/98         $50,000,000
       12/31/98         $55,000,000
        3/31/99         $55,000,000
        6/30/99         $55,000,000
        9/30/99         $55,000,000
       12/31/99         $55,000,000
        3/31/00         $50,000,000
        6/30/00         $47,500,000
        9/30/00         $47,500,000
       12/31/00         $45,000,000
        3/31/01         $40,000,000
        6/30/01         $37,500,000
        9/30/01         $37,500,000
        Thereafter      $35,000,000

     Section 5.13. Maximum Capital Expenditures. Consolidated Capital Expenditures for any Fiscal Year will not exceed $250,000.

     Section 5.14. Minimum Consolidated Adjusted Net Worth. Consolidated Adjusted Net Worth will at no time be less than an amount equal to the sum of
(i) $300,000,000 plus (ii) an amount equal to 50% of Consolidated Net Income for each Fiscal Quarter ending after June 30, 1997 but prior to the date of determination, in each case, for which such Consolidated Net Income is positive (but with no deduction on account of negative Consolidated Net Income for any Fiscal Quarter), plus (iii) 100% of the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by the Board of Directors of the Borrower) received by the Borrower from the issuance and sale after the date hereof of any capital stock of the Borrower (other than the proceeds of any issuance and sale of any capital stock (x) to a Subsidiary or (y) which is required to be redeemed, or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise) or in connection with the conversion or exchange of any Debt of the Borrower into capital stock of the Borrower after the closing of the Acquisition.

     Section 5.15. Restrictions on Film Production Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries, to make any Film Production Expenditures for any Films other than Existing 1997 Films.

     (b) At the last day of each Fiscal Quarter ended on or before June 30, 1998, the aggregate Film Production Expenditures for the Existing 1997 Films for the period from July 1, 1997 through such date, considered as a single accounting period, shall not exceed $20,000,000.

     Section 5.16. Maximum Cash Overhead and Administrative Expenses. Consolidated overhead and administrative expenditures (including amounts capitalized in accordance with generally accepted accounting principles) expended in cash by the Borrower and its Consolidated Subsidiaries will not exceed (i) $3,000,000 for the first Fiscal Quarter of 1998, (ii) $2,250,000 for the second Fiscal Quarter of 1998, (iii) $1,500,000 for the third Fiscal Quarter of 1998, (iv) $1,000,000 for each of the fourth Fiscal Quarter of 1998 and the first and second Fiscal Quarters of 1999 and (iv) $750,000 for any Fiscal Quarter thereafter.

     Section 5.17. Restricted Payments. Neither the Borrower nor any Subsidiary will declare or make any Restricted Payment, provided that the Borrower or any Subsidiary may make MGM Film Related Asset Dispositions for consideration received by the Borrower or such Subsidiary not less than the greater of cost or book value of the Film Related Asset so disposed of, to the extent that the aggregate value (determined at the greater of cost and book value) for all such transactions after the Closing Date does not exceed $5,000,000.

     Section 5.18. Investments. Neither the Borrower nor any Subsidiary will hold, make or acquire any Investment in any Person other than:

     (a) Investments by the Borrower in the form of equity interests of Persons which are Guarantors or which, within 30 days after consummation of such Investment, become Guarantors;

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

     (b) Investments (other than Investments permitted by any of the foregoing clauses) in existence on the date hereof and listed on Schedule 5.18;

     (c) Investments made after the date hereof pursuant to a commitment to make such Investments in existence on the date hereof and listed on Schedule 5.18;

     (d)  Temporary Cash Investments;

     (e) Investments constituting intercompany loans permitted under Section 5.10(g);

     (f) Investments made by the Borrower or any Subsidiary in the ordinary course of business pursuant to arm's length transactions in Persons (other than the Borrower or any Subsidiary) for the development, production, acquisition, distribution, exhibition or exploitation of Existing 1997 Film, copyrights or trademarks in connection with co-production deals, split-rights deal, overhead deals or similar arrangements (as such terms are generally understood in the movie industry on the date hereof), provided that such Investments for the development, production, acquisition, distribution, exhibition or exploitation involving payment obligations owing to the Borrower or such Subsidiary (other than advances against contractual rights to payment or other compensation made to talent in the ordinary course of business) of Existing 1997 Films will be secured, if such Existing 1997 Films are to be in the United States, by Liens on such Existing 1997 Films in favor of the Borrower or such Subsidiary;

     (g) Investments (other than Investments permitted by any of the foregoing clauses) by the Borrower or any Subsidiary in the form of equity interests of Persons which are not Guarantors; provided that the aggregate net book value of all Investments permitted by this clause (g) does not exceed $5,000,000; and

     (h) any Investment not otherwise permitted by the foregoing clauses of this
Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (h) does not exceed $5,000,000.

     Section 5.19.  Limitation on Non-Recurring Acquisition Expenditures.   The
aggregate amount of all non-recurring charges taken by the Borrower in connection with the Acquisition (including without limitation, legal and other transaction related fees, severance, termination expenses in connection with leases and other commitments and other related expenses) shall not exceed $45,000,000.

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

     Section 5.20. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary than could have been obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit (i) any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the consummation of the transactions contemplated by the agreements set forth on Schedule 5.20, as amended to the date hereof and substantially in the forms heretofore distributed to each of the Lenders, (iii) customary indemnification arrangements between the Borrower and the directors and officers of Holdings, the Borrower, and each Subsidiary, (iv) customary tax sharing arrangements between or among Holdings, the Borrower, and the Subsidiaries, (v) payment of a ratable portion of the cost of "D&O", "keyman" and similar insurance by the Borrower or Holdings, including with respect to directors and officers of Holdings, the Borrower and its Subsidiaries, (vi) services arrangements between Holdings or one or more of the MGM Companies and the Borrower or one or more of its Subsidiaries relating to the provision of development, production, operational, administrative or other services by employees of one of the parties to other parties; (viii) arrangements between the MGM Companies and the Borrower or one or more of its Subsidiaries relating to the use by the MGM Companies of any trademarks, service marks, trade names or logos of the Borrower or such Subsidiary in connection with the production, distribution or other exploitation of motion pictures,
(vii) payment of a ratable portion of shared overhead and other administrative costs of Holdings, the MGM Companies and the Borrower and its Subsidiaries and
(viii) any MGM Film Related Asset Disposition for consideration received by the Borrower or the Subsidiary disposing of such Film Related Asset of not less than the greater of cost or book value of such Film Related Asset, to the extent that the aggregate value (determined at the greater of cost and book value) for all such Film Related Assets so disposed of pursuant to this clause (viii) after the Closing Date does not exceed $5,000,000.

     Section 5.21. No Modification of Agreements Without Consent. The Borrower will not, and will not permit any of its Subsidiaries to, consent to or solicit any amendment or supplement to, or any waiver or other modification of any Transaction Document or any of the ancillary agreements referred to therein in any manner which could reasonably be expected to adversely affect the rights of the Agent or the Lenders under this Agreement or the Notes or the other Loan Documents or their ability to enforce the same.

     Section 5.22. Limitation on Restrictions Affecting Subsidiaries. Neither the Borrower nor any of its Subsidiaries will enter into, or suffer to exist, any agreement with any Person, other than this Agreement, which prohibits or limits the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Debt owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary, (c) transfer any of its properties or assets to Borrower or any Subsidiary or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than with respect to assets subject to consensual liens permitted under Section 5.09); provided that the foregoing shall not apply to (i) provisions restricting assignment of any lease or other contract, (ii) restrictions imposed by applicable law, (iii) restrictions under any agreement relating to any property, asset or business acquired by the Borrower or any of its Subsidiaries, which restrictions existed at the time of acquisition, (iv) restrictions with respect solely to a Subsidiary or the Borrower imposed pursuant to a binding agreement (subject only to customary closing conditions and termination provisions) that has been entered into for the sale or disposition of all or substantially all of the capital stock or assets to be sold of such Subsidiary, provided that such sale is permitted under Section 5.07(b) hereof, (v) customary restrictions on transfer of Collateral imposed on such Collateral in connection with Liens on such Collateral securing Debt, to the extent such Liens are permitted under
Section 5.09 hereof, (vi) restrictions in effect on the date of this Agreement contained in agreements governing Debt of Foreign Subsidiaries outstanding on the date of this Agreement, and (vii) restrictions ("New Restrictions") set forth in replacements of agreements or instruments ("Replaced Agreements") containing restrictions described in clauses (iii) or (vi); provided that such New Restrictions are no more restrictive in any material respect than the restrictions set forth in the relevant Replaced Agreement and do not apply to any additional property or assets.

     Section 5.23. Hedging Facilities. Not later than 180 days after the Closing Date the Borrower will have entered into and thereafter maintain in full force and effect interest rate agreements in such amounts and on such terms as shall result in effectively limiting the interest cost to the Borrower on not less than 50% of Total Borrowed Funds for a period of three years beginning on such date, all on terms and conditions reasonably satisfactory to the Required Lenders.

     Section 5.24. Further Assurances. (a) The Borrower will, and will cause each Guarantor to, at the Borrower's sole cost and expense, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment and transfers as the Agent shall from time to time request, which may be necessary in the reasonable judgment of the Agent from time to time to assure, perfect, convey, assign and transfer to the Agent the property and rights conveyed or assigned pursuant to the Collateral Documents.

     (b) All costs and expenses in connection with the grant of any security interests under the Collateral Documents, including without limitation reasonable legal fees and other reasonable costs and expenses in connection with the granting, perfecting and maintenance of any security interests under the Collateral Documents or the preparation, execution, delivery, recordation or filing of documents and any other acts as the Agent may reasonably request in connection with the grant of such security interests shall be paid by the Borrower promptly upon demand.

     (c) The Borrower will not, and will not permit any of its Subsidiaries to, enter into or become subject to any agreement which would impair their ability to comply, or which would purport to prohibit them from complying, with the provisions of this Section.

     (d) The Borrower will cause each Subsidiary acquired after the Closing Date and each Subsidiary which becomes a Subsidiary after the Closing Date (in each case, other than a Foreign Subsidiary) (i) to become a party to the Subsidiary Guaranty as guarantor by executing a supplement thereof in form and substance satisfactory to the Agent and (ii) to enter into a Security Agreement and any other agreements as may be necessary or desirable in order to grant perfected first priority security interests upon all of its assets to secure its obligations under the Subsidiary Guaranty. In addition, the Borrower will pledge, or cause to be pledged, pursuant to a Pledge Agreement, all of the capital stock or other equity interests of such Subsidiary owned directly or indirectly by the Borrower (or, if such Subsidiary is a Foreign Subsidiary, 66% of the capital stock or equity interests of such Subsidiary). The Borrower shall cause each such Subsidiary to take such actions as may be necessary or desirable to effect the foregoing within 30 days after such Subsidiary is acquired or becomes a Subsidiary, as the case may be, including without limitation causing such Subsidiary to (x) execute and deliver to the Agent such number of copies as the Agent may specify of such supplements and Security Agreement and other documents creating security interests and (y) deliver such certificates, evidences of corporate action or other documents as the Agent may reasonably request, all in form and substance satisfactory to the Agent, relating to the satisfaction of the Borrower's obligations under this Section. Upon compliance by the Borrower with the provisions of this subsection (d),
Schedule 4.08 shall be deemed to have been amended to reflect that such Subsidiary is a Guarantor.

     (e) The Borrower will, and will cause each of its Subsidiaries to, take all action necessary in accordance with good business practices to (i) maintain in full force and effect (x) all trademarks, service marks, trade names and licenses and all material rights with respect to the foregoing, necessary for the conduct of its business as now conducted (collectively, the "Trademarks") and (y) all copyrights (including without limitation any copyrights relating to Library Films) and all material rights with respect thereto, necessary for the conduct of its business as now conducted (collectively, the "Copyrights"), other than such Trademarks and Copyrights which the Borrower reasonably determines are, in the aggregate, of insignificant or non-material economic value, or where the failure to maintain such Trademarks or Copyrights could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) protect all Trademarks and all Copyrights against infringement by third parties, other than such Trademarks and Copyrights which the Borrower reasonably determines are, in the aggregate, of insignificant or non-material economic value or where the failure to maintain such Trademarks or Copyrights could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (f) The Borrower will, and will cause each of its Subsidiaries to, submit to the United States Copyright Office or other applicable United States Governmental Authority (with a copy to the Agent) as soon as reasonably practicable but in any event, with respect to any Film, no later than 90 Domestic Business Days after the date of release of such Film and, with respect to any screenplay, within 30 Domestic Business Days after commencement of principal photography of the relevant Film (i) with respect to each screenplay or Film which is unregistered and to which the Borrower or any Subsidiary owns the copyright, a completed application for copyright registration and (ii) with respect to each screenplay and Film which is registered in the name of a Person other than the Borrower or any of its Subsidiaries, and in which the Borrower or any Subsidiary acquires the copyright or any rights in the copyright, an assignment to the Borrower or such Subsidiary of the interest owned by it.

     (g) The Borrower will, and will cause each other Obligor party to a Security Agreement to, provide a Laboratory Pledgeholder Agreement (as defined in a Security Agreement) with each laboratory which holds any material film and/or sound materials, cause such Laboratory Pledgeholder Agreements to remain in full force and effect during all times when such laboratory is in possession of such elements, and, pursuant to the Laboratory Pledgeholder Agreements, with respect to each Film, deliver to the Agent a laboratory access letter, substantially in the form of Exhibit B thereto, to each laboratory holding any material film and/or sound materials.

     Section 5.25. Limitation on Joint Venture Arrangements. The Borrower will not, and will not permit any of its Subsidiaries, to enter into any joint venture or similar agreement (other than any such agreement in connection with the development, production, acquisition, distribution, exhibition or exploitation of Films).

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

                                   ARTICLE 6

                                    Defaults

     Section 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

          (a) the Borrower (i) shall fail to pay when due any principal of any Loan, (ii) shall fail to reimburse when due any drawing under any Letter of Credit or (iii) shall fail to pay within 5 days after the due date thereof any interest, any fees or any other amount payable hereunder;

          (b) (i) the Borrower shall fail to observe or perform any covenant contained in Article 5 (other than those contained in Sections 5.01 through 5.06, inclusive and Sections 5.24(a), (b), (c), (e), (f) and (g)) or (ii) any Obligor shall fail to observe or perform any covenant contained in Sections 4(A), (E) or (H) of the Security Agreement or (iii) the Borrower shall fail to observe or perform any covenant contained in Section 3(B) of the Borrower Pledge Agreement or any other Obligor shall fail to observe or perform any covenant contained in the Pledge Agreement to which such Obligor is a party containing provisions substantially similar to those set forth in Section 3(B) of the Borrower Pledge Agreement;

          (c) any Obligor shall fail to observe or perform any covenant or agreement contained in the Loan Documents (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Agent;

          (d) (i) any representation, warranty or certification made by any Obligor in any Loan Document or in any certificate or other document delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

          (e) the Borrower or any Subsidiary or Holdings or any of its Subsidiaries (including without limitation the MGM Companies) shall fail to make any payment in respect of any Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower or any of its Subsidiaries or Holdings or any of its Subsidiaries (including without limitation the MGM Companies), as the case may be, when due or within any applicable grace period, if the aggregate principal or face amount of Debt and/or payment or collateralization obligations (regardless of whether such Debt and/or payment or collateralization obligations arise in one or more related or unrelated transactions) with respect to which such failure or failures shall have occurred exceeds $5,000,000;

          (f) any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than the Notes) of the Borrower or any of its Subsidiaries or of Holdings any of its Subsidiaries (including without limitation the MGM Companies) or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof, if the aggregate principal amount of Debt (regardless of whether such Debt arises in one or more related or unrelated transactions) with respect to which such events or conditions shall have occurred exceeds $5,000,000;

          (g) Holdings, MGM, the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any domestic or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (h) an involuntary case or other proceeding shall be commenced against Holdings, MGM, the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any domestic or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against Holdings, MGM, the Borrower or any Material Subsidiary under any domestic or foreign bankruptcy laws as now or hereafter in effect;

          (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000;

          (j) judgments or orders for the payment of money in excess of $5,000,000 (net of any amount (x) covered by insurance and with respect to which the relevant insurance carrier has acknowledged coverage or (y) covered by a third-party indemnity from a solvent third party financially capable of making such payments (as determined by the Required Lenders on the basis of information provided by the Borrower) and with respect to which such third party has acknowledged a contractual obligation to make payment thereunder) shall be rendered and properly entered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days;

          (k) any Lien created by any of the Collateral Documents in respect of a substantial portion of the Collateral shall at any time fail to constitute a valid and (to the extent required by the Collateral Documents) perfected Lien securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Obligor shall so assert in writing;

          (l) the Subsidiary Guaranty shall at any time fail to constitute a valid and binding agreement of each Obligor party thereto, or any Obligor shall so assert in writing; or

          (m) (i) Holdings shall cease to be the record and beneficial owner, directly or indirectly, of 100% of the issued and outstanding capital stock of the Borrower; (ii) Holdings shall cease to be the record and beneficial owner of 100% of the issued and outstanding capital stock of MGM, or (iii) at any date, any person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than Tracinda and Seven Network) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of Holdings and if such date occurs prior to the completion of a Significant Initial Public Offering (as defined in the Management Stock Incentive Plan) of the common stock of Holdings, on such date Tracinda and Seven Network fail to beneficially own in the aggregate stock representing at least 51% of the Voting Power; or (iv) Frank Mancuso shall cease to be chief executive officer of the

     Borrower or MGM and a successor shall not have been appointed by the Borrower or MGM (as applicable) which successor is of reasonably comparable stature in the entertainment industry; or (v), during any period of 12 consecutive calendar months which period begins on or after the completion of a Significant Public Offering (as defined in the Management Stock Incentive Plan), individuals who were either (x) directors of Holdings on the first day of such period or (y) elected to fill vacancies caused by the ordinary course resignation (including without limitation any such resignation effected by such director declining to stand for reelection), retirement, death or disability of any other director and whose nomination or election was approved by a vote of at least a majority of the directors then still in office who were directors of Holdings on the first day of such period, shall cease to constitute a majority of the board of directors of Holdings; (as used herein, "Voting Power" means, with respect to any outstanding capital stock of Holdings, the power (expressed as a percentage) represented by such capital stock of the aggregate voting power of all outstanding shares of any class of capital stock of Holdings having ordinary voting power, including the power to vote for election of the members of the board of directors of Holdings (or, if any class thereof has power to designate members of the board of directors of Holdings or any special committee thereof, the power to so designate));

then, and in every such event, the Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% of the sum of (x) the aggregate principal amount of the Loans then outstanding and (y) the Letter of Credit Liabilities then outstanding, by notice to the Borrower declare the Loans and the Letter of Credit Liabilities (in each case together with accrued interest thereon) to be, and the Loans and the Letter of Credit Liabilities shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Lenders, the Commitments shall thereupon terminate and the Loans and the Letter of Credit Liabilities (in each case together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     Section 6.02. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

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

     Section 6.03. Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Agent upon the instruction of the Lenders having more than 50% in aggregate amount of the Revolving Exposure, pay to the Agent an amount in immediately available funds (which funds shall be held as collateral and applied pursuant to the Security Agreement) equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time, provided that, upon the occurrence of any Event of Default specified in Section 6.01(g) or 6.01(h) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Agent or the Lenders.



                                   ARTICLE 7

                                   The Agent

     Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agent to enter into and act as its agent in connection with the Collateral Documents and to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     Section 7.02. Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent.

     Section 7.03. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

     Section 7.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

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

     Section 7.05. Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith
(i) with the consent or at the request of the Required Lenders (or, when expressly required hereby, such different number of Lenders required to consent to or to request such action or inaction) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify
(i) any statement, warranty or representation made in connection with the Loan Documents or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Obligor; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; (iv) the validity, effectiveness or genuineness of the Loan Documents or any other instrument or writing furnished in connection herewith or (v) the existence or the value of any of the Collateral. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in the Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine or any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

     Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Commitment (or, if the Commitments of the relevant Class shall have terminated, with the aggregate outstanding principal amount of the Loans of such Class held by such Lender) indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the Loan Documents or any action taken or omitted by such indemnitees thereunder.

     Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem

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

appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

     Section 7.08. Successor Agent. The Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent with, so long as no Default has occurred and is continuing, the consent of the Borrower (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial Lender organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

     Section 7.09. Agent's Fee. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

     Section 7.10. Arranger. The Arranger, in its capacity as such, shall have no duties or obligations under the Loan Documents and shall not have a fiduciary relationship with any Lender.



                                   ARTICLE 8

                            Change in Circumstances

     Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:

          (a) the Agent is advised by the Reference Lenders that deposits in dollars (in the applicable amounts) are not being offered to the Reference Lenders in the London interbank market for such Interest Period, or

          (b) Lenders having 50% or more of the aggregate principal amount of the affected Loans advise the Agent that the Adjusted London Interbank Offered Rate as determined by the Agent will not adequately

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

     and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period,

the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

     Section 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

     Section 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive

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

(whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans or its obligations hereunder with respect to Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

          (b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

          (c) Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the method of calculation thereof shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     Section 8.04. Taxes. (a) For the purposes of this Section 8.04, the following terms have the following meanings:

          "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by any Obligor pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located and (ii) in the case of each Lender, any United States withholding tax imposed on such payments but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement.

          "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, any Loan Document.

     (b) Any and all payments by any Obligor to or for the account of any Lender or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if any Obligor shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions, (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Obligor shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

     (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender or the Agent (as the case may be) makes demand therefor.

     (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with either (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) if such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above,
(x) a certificate substantially in the form of Exhibit L and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 or any successor form prescribed by the Internal Revenue Service) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest and fees (if applicable) made under this Agreement and under any Note.

     (e) For any period with respect to which a Lender has failed to provide the Borrower or the Agent with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States. In addition, for any period with respect to which a Lender described in clause (ii) of
Section 8.4(d) above has delivered Internal Revenue Service Form W-8 (or any successor form prescribed by the Internal Revenue Service) pursuant to such Section but such form does not establish a complete exemption from deduction of withholding or similar taxes imposed by the United States, such Lender shall not be entitled to indemnification under Section 8.4(b) or (c) with respect to Taxes imposed by the United States with respect to payments made under this Agreement or any Note (other than with respect to any such payments constituting payments of interest). If a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take, at the cost of such Lender, such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     (f) If any Obligor is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

     Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Lender through the Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

          (a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders); and

          (b) after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

     Section 8.06. Substitution of Lender. If (i) the obligation of any Lender to make or convert Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04, the Borrower shall have the right, with the assistance of the Agent, to seek a mutually satisfactory substitute lender or lenders (which may be one or more of the Lenders) to purchase the Note and assume the outstanding Loans, the Commitment (if any) and the Letter of Credit Liabilities (if any) of such Lender. Each such Lender agrees to assign all of its outstanding Loans, its Commitment (if any), its Note or Notes and its Letter of Credit Liabilities (if any) to any such substitute lender, without recourse or warranty other than title and outstanding amount; provided that such substitute lender shall have paid to such Lender in immediately available funds the principal of and accrued interest to the date of such payment on its outstanding Loans and Letter of Credit Liabilities (if any) and all fees owed to it hereunder.



                                   ARTICLE 9

                                 Miscellaneous

     Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission (with a copy by United States mail) or similar writing) and shall be given to such party: (w) in the case of the Borrower or the Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (x) in the case of any Guarantor, in care of the Borrower, (y) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under
Article 2 or Article 8 shall not be effective until received.

     Section 9.02. No Waivers. No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including reasonable fees and disbursements of each special counsel for the Agent, in connection with the preparation and administration of the Loan Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder, (ii) the reasonable fees and expenses of consultants and other experts

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

retained by the Agent or the Required Lenders with the consent of the Borrower (which consent shall not be unreasonably withheld); provided that, if such consultants or other experts shall have been retained in connection with any Default under the Loan Documents, no such consent shall be required and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Lender, including (without duplication) the reasonable fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

     (b) The Borrower agrees to indemnify the Agent and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

     Section 9.04. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Note and any Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to any Note and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest then due with respect to the Notes and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Obligor other than its indebtedness hereunder. Each Obligor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or Letter of Credit Liabilities, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Obligor in the amount of such participation.

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

     Section 9.05. Amendments and Waivers; Release of Guarantors or Collateral. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Agent or any L/C Issuer are affected thereby, by the Agent or such L/C Issuer, as relevant); provided that no such amendment or waiver shall:

          (a) unless signed by all the Lenders with a Commitment of any Class, increase or decrease the Commitments of such Class (except for a ratable decrease in all the Commitments of such Class), subject any such Lender to any additional obligation, or postpone the date fixed for the scheduled termination of any Commitment of such Class;

          (b) unless signed by all Lenders holding Loans of any Class, reduce the principal of or rate of interest on any Loans of, or fees with respect to, such Class, postpone the date fixed for any scheduled payment of such fees or the principal of or interest on any such Loans, or decrease the aggregate amount by which such Loans are required to be repaid on any date scheduled pursuant to Section 2.04 or postpone any date for such repayment;

          (c) unless signed by all Revolving Lenders, reduce the amount to be reimbursed in respect of any Letter of Credit or of any interest with respect to any Letter of Credit Liabilities or any fees payable by reference to the Letters of Credit hereunder, postpone the date fixed for any payment of the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees payable by reference to the Letters of Credit hereunder or (except as expressly provided in Section 2.14) expiry date of any Letter of Credit;

          (d) unless signed by all the Lenders, postpone the date fixed for any payment of any fees hereunder, change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the Letter of Credit Liabilities or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement.

Any provision of the Loan Documents (other than this Agreement and the Notes) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the relevant Obligor and the Agent with the consent of the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders, effect or permit (i) a release of all or substantially all of the Collateral or (ii) a release of all or substantially all of the Guarantors from their obligations under the Subsidiary Guaranty.
Notwithstanding the foregoing,

Collateral shall be released from the Lien of the Collateral Documents from time to time as necessary to effect any sale or pledge of assets permitted by the Loan Documents, and the Agent shall execute and deliver all release documents reasonably requested to evidence such release.

     Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Obligor may assign or otherwise transfer any of its rights under this Agreement and the other Loan Documents without the prior written consent of all Lenders.

     (b) Any Lender may at any time grant to one or more Lenders or other institutions (other than a Competitor) (each a "Participant") participating interests in its Commitment or any or all of its Loans or Letter of Credit Liabilities. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (a),
(b), (c), or (d) of, or in the proviso in the penultimate sentence of, Section
9.05 without the consent of the Participant. The Borrower agrees that, without duplication of amounts payable to the relevant Lender, each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

     (c) Any Lender may at any time assign to one or more Lenders or other institutions (including any fund that regularly engages in making, purchasing or investing in loans) (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes with respect to its Commitment of any Class or its outstanding Loans of any Class or its Letter of Credit Liabilities, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit I hereto executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Borrower, which shall not be unreasonably withheld, the Agent and, solely with respect to any assignment of the Revolving Commitments, Revolving Loans or Letter of Credit Liabilities and the L/C Issuers; provided that (i) if an Assignee is an affiliate of such transferor Lender or was a Lender immediately prior to such assignment, no such consent shall be required, (ii) if such transferor Lender pursuant to such assignment assigns to an Assignee a part (but not all) of its Commitment or Loans of any Class or its Letter of Credit Liabilities, then the sum of (x) the aggregate amount of the Commitments of all Classes (if any), (y) the aggregate outstanding principal amount of the Loans of all Classes (if any) and (z) the aggregate Letter of Credit Liabilities (if any) held by such Assignee immediately after giving effect to such assignment and retained by the transferor Lender immediately after giving effect to such assignment shall each be at least $5,000,000 and (iii) no Lender shall enter into any assignment with a Competitor. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection
(c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

     (d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

     (e) No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made (x) with the Borrower's prior written consent or (y) by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or (z) at a time when the circumstances giving rise to such greater payment did not exist.

     (f) The Borrower hereby designates the Agent to serve as the Borrower's agent, solely for purposes of this subsection 9.06(f), to maintain a register (the "Register") on which the Agent will record the Commitments from time to time of

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

each Lender, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and to retain a copy of each Assignment and Assumption Agreement delivered to the Agent pursuant to this Section. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person in whose name a Loan and the Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. With respect to any Lender, the assignment or other transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made and Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and, except to the extent provided in this subsection 9.06(f), otherwise complies with Section 9.06, and prior to such recordation all amounts owing to the transferor Lender with respect to such Commitments, Loans and Notes shall remain owing to the transferor Lender. The registration of assignment or other transfer of all or part of any Commitments, Loans and Notes for a Lender shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement. The Register shall be available at the offices where kept by the Agent for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice to the Agent. The Borrower may not replace any Lender pursuant to
Section 8.06, unless, with respect to any Notes held by such Lender, the requirements of subsection 9.06(c) have been satisfied.

     Section 9.07. Collateral. Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     Section 9.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Obligor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Obligor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 9.09. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

     SECTION 9.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.11. Confidentiality. The Agent and each Lender agrees to keep any information delivered or made available by any Obligor pursuant to the Loan Documents confidential from anyone other than persons employed or retained by such Lender who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent the Agent or any Lender from disclosing such information
(a) to any other Lender or to the Agent, (b) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by the Agent or any Lender prohibited by this Agreement, (f) in connection with any litigation to which the Agent, any Lender or its subsidiaries or Parent may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Lender's or Agent's legal counsel and independent auditors and (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Assignee.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                     ORION PICTURES CORPORATION


                                     By /s/ David G. Johnson
                                       -----------------------------------
                                       Name:  David G. Johnson
                                       Title:  Senior Executive Vice President
                                       Address:  1888 Century Park East
                                                 Los Angeles, CA 90067
                                       Facsimile: 310-282-9902

                                   MORGAN GUARANTY TRUST
                                     COMPANY OF NEW YORK


                                   By /s/ Maria D. Kratsios
                                     --------------------------------------
                                     Name:  Maria D. Kratsios
                                     Title:  Vice President

                                   BANK OF AMERICA NATIONAL
                                     TRUST AND SAVINGS
                                     ASSOCIATION


                                   By /s/ Matthew J. Koenig
                                     ------------------------------------
                                     Name:  Matthew J. Koenig
                                     Title:  Vice President

                                   ML CBO IV (CAYMAN) LTD.
                                     By PROTECTIVE ASSET
                                     MANAGEMENT, L.L.C., as Collateral
                                     Manager

                                   By /s/ James Dondero
                                     --------------------------------------
                                     Name:  James Dondero
                                     Title:  President, Protective Asset
                                     Management, L.L.C.

                                   CONTINENTAL ASSURANCE COMPANY
                                     SEPARATE ACCOUNT (E)
                                     By PROTECTIVE ASSET
                                     MANAGEMENT, L.L.C., as its Attorney-in-Fact

                                   By /s/ James Dondero
                                     --------------------------------------
                                     Name:  James Dondero
                                     Title:  President, Protective Asset
                                             Management, L.L.C.

                                   SOCIETE GENERALE


                                   By /s/ Maureen E. Kelly
                                     -------------------------------------
                                     Name:  Maureen E. Kelly
                                     Title:  Vice President

                                   THE BANK OF NOVA SCOTIA



                                   By /s/ Alan W. Pendergast
                                     ------------------------------------
                                     Name:  Alan W. Pendergast
                                     Title:  Relationship Manager


                                   FLEET NATIONAL BANK



                                   By /s/ Stephen J. Healey
                                     --------------------------------------
                                     Name:  Stephen J. Healey
                                     Title:  Senior Vice President


                                   VAN KAMPEN AMERICAN CAPITAL
                                     PRIME RATE INCOME TRUST



                                   By /s/ Jeffrey W. Maillet
                                     --------------------------------------
                                     Name:  Jeffrey W. Maillet
                                     Title:  Senior Vice President -
                                             Portfolio Manager


                                   MORGAN GUARANTY TRUST
                                     COMPANY OF NEW YORK, as Agent



                                   By /s/ Maria D. Kratsios
                                     --------------------------------------
                                     Name:  Maria D. Kratsios
                                     Title:  Vice President
                                     Address:  60 Wall Street
                                               New York, New York
                                               10260-0060
                                     Attention: Jessica Laxman
                                     Facsimile number:  212-648-5348


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